Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MIDOCEAN HUNTER HOLDINGS, INC.,

THE AMES COMPANIES, INC.,

AMES HUNTER HOLDINGS CORPORATION,

and

MIDOCEAN PARTNERS III-D, L.P.

(as the Representative)

DATED AS OF DECEMBER 17, 2021

i

TABLE OF CONTENTS
(cont’d)

ii

TABLE OF CONTENTS
(cont’d)

EXHIBITS

Exhibit A	-	Company Stockholder Approval
Exhibit B	-	Accounting Principles
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Letter of Transmittal
Exhibit E	-	Commitment Letters
Exhibit F	-	Cap Ex Plan
Exhibit G	-	R&W Insurance Policy
Exhibit H	-	Written Resignation
Exhibit I	-	Certificate
Exhibit J	-	List of Persons (Restrictive Covenants Agreements)
Exhibit K	-	List of Persons
iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 17, 2021 is made by and among MidOcean Hunter Holdings, Inc., a Delaware corporation (the “Company”), The AMES Companies, Inc., a Delaware corporation (“Parent”), Ames Hunter Holdings Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and MidOcean Partners III-D, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Company Equityholders (the “Representative”). Each of Parent, Merger Sub, the Company and the Representative are referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, subject to the terms and conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent desires that Merger Sub be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent;

WHEREAS the board of directors of the Company, the board of directors of Parent, and the board of directors of Merger Sub have approved this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective stockholders and declared the advisability of this Agreement and the consummation of the Transactions;

WHEREAS the board of directors of the Company and the board of directors of Merger Sub have recommended that this Agreement be submitted to their respective stockholders for adoption and have recommended adoption of this Agreement by their respective stockholders, as applicable;

WHEREAS, the Company Stockholders who collectively own at least a majority of the issued and outstanding Common Shares of the Company have approved this Agreement and the consummation of the Transactions, upon the terms and subject to the conditions set forth herein, in accordance with the DGCL, the Company’s Second Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on January 5, 2011 and the Company’s bylaws, in each case as in effect as of the date of this Agreement (as attached hereto as Exhibit A, the “Company Stockholder Approval”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Parent to enter into this Agreement, the Persons set forth on Exhibit J are entering into a Restrictive Covenants Agreement with Parent, pursuant to which each such Person agrees to certain restrictive covenants and other obligations in connection with the entry by the Company into this Agreement and the consummation of the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have delivered to the Company a duly executed limited guarantee (the “Guarantee”) of Griffon (as defined herein) guaranteeing certain payment and performance obligations of Parent and Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

1

“Accounting Principles” means the methods, practices, principles, policies and procedures, classifications, assumptions and valuations and estimation methodologies (including with respect to the calculation of reserves and accruals) that are expressly set forth in Exhibit B-1. An illustrative example of the calculation of Net Working Capital applying the Accounting Principles as of the close of business on October 29, 2021 is set forth in Exhibit B-2.

“Accrued Income Taxes” means an amount (which may not be less than zero in the aggregate) equal to the excess of the unpaid income Tax liabilities over the net income Tax assets of the Group Companies (including any income Taxes imposed on any Group Company under Section 951 or 951A of the Code, calculated as if the Tax year of the applicable Group Company ended at the end of the day of the Closing Date) for any Pre-Closing Tax Period for which a Tax Return is initially due after the Closing Date and which has not been filed prior to the Closing Date, computed by reducing Accrued Income Taxes (or the computation thereof, as applicable) by the following amounts: (1) all Transaction Tax Deductions attributable to a Pre-Closing Tax Period that reduce the taxable income of any Group Company (whether or not such items are actually reflected on Tax Returns for any Pre-Closing Tax Period), including, but not limited to, the amounts set forth on Schedule 1.1(a), and (2) any income Tax assets (including overpayments, estimated payments, prepayments, refunds, rebates, carryforwards and carryovers of deductions, credits, or other similar or analogous offsets or relief) attributable to a Pre-Closing Tax Period that would offset or reduce Tax liability. The calculation of Accrued Income Taxes shall (A) for the avoidance of doubt, exclude any deferred Tax liabilities or assets that reflect timing differences between book and Tax income and any liabilities for which accruals or reserves have been established on the Company Financial Statements for contingent Taxes or with respect to uncertain Tax positions, (B) exclude any income Taxes attributable to any action taken by Parent or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) on the Closing Date but after the Closing outside of the ordinary course of business except as contemplated by this Agreement, (C) be determined in accordance with past practices (including reporting positions, elections and Tax accounting methods) of the Group Companies in preparing their applicable Tax Returns except as otherwise required by this definition or applicable Law, and (D) with respect to any Straddle Period, be determined in accordance with Section 5.2(d).

“Action” means any claim (including any cross-claim or counterclaim), action, audit, suit, arbitration, mediation, complaint, demand, or any proceeding, investigation, or other dispute resolution process, in each case, that is by or before any Governmental Entity.

“Actual Adjustment” means an amount equal to (i) the Purchase Price as finally determined pursuant to Section 2.7(c) minus (ii) the Estimated Purchase Price, which may produce a negative number.

“Adjustment Time” means 11:59 p.m. New York time on the calendar day immediately preceding the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Common Shares Deemed Outstanding” means the sum of (x) the aggregate number of Common Shares issued and outstanding as of immediately prior to the Effective Time, plus (y) the aggregate number of Common Shares issuable upon the exercise in full of all Vested Options outstanding as of immediately prior to the Effective Time.

2

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Vested Options had such Vested Options been exercised in full (and assuming concurrent payment in full of the exercise price of each such Option solely in cash) immediately prior to the Closing in accordance with the terms of the applicable option agreement with the Company pursuant to which such Vested Options were issued.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as may be amended or modified, or any other similar relief in response to the COVID-19 pandemic.

“Cash and Cash Equivalents” means, as of the Adjustment Time, without duplication, the sum (expressed in United States dollars) of (a) all (i) cash in the bank accounts of the Group Companies and (ii) cash equivalents including marketable securities, liquid instruments and short term investments of the Group Companies on a consolidated basis, and all checks, bank deposits and other wire transfers of the Group Companies which have been received or deposited but uncleared, less the amounts of any outstanding issued but uncleared checks, bank deposits or wire transfers at such time; provided, that notwithstanding the foregoing, no cash equivalent will be included as a “Cash and Cash Equivalent” for purposes hereunder unless it is convertible into cash within ninety (90) days, less (b) Restricted Cash, less (c) any cash that is used after the Adjustment Time but prior to or in connection with the Closing and on the Closing Date to pay any Paid Pension Obligations.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the Adjustment Time, plus the amount of any additional accruing interest or fees or other amounts that will be required to be paid in connection with the repayment, satisfaction, termination and discharge of such Funded Indebtedness on the Closing Date to the extent not included as part of the foregoing amounts.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Commercially Available Software” means commercially available software that has not been modified or customized by a third party (other than with respect to integration of the third party’s software with a Group Company’s products and services) for any Group Company and that is licensed on standard commercial terms.

“Common Shares” means, collectively, the shares of common stock of the Company, par value $0.01 per share.

“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of any of the Group Companies.

“Company Equityholders” means the Company Stockholders and Optionholders.

“Company Stockholders” means the holders of the Common Shares, in their respective capacity as such.

“Competition Law” means, to the extent applicable to the Group Companies, Parent or Merger Sub or the Transactions, the Sherman Act, the Clayton Act, the HSR Act (and any similar Law enforced by any

3

Governmental Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, the applicable requirements of antitrust or other competition laws of jurisdictions outside the United States.

“Confidentiality Agreement” means the confidentiality agreement, dated as of September 10, 2021 by and between the Company and Griffon.

“Contract” means any binding agreement, commitment, instrument, contract, subcontract, indenture, note, bond, loan, mortgage, letter of credit, guarantee, real or personal property lease or sublease, license, sublicence, binding letter of intent, or other legally binding arrangement, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto, to which any Person is a party or to which the assets of such Person are bound excluding, in each case, any obligation to the extent not set forth in such Contract but otherwise imposed by Law and any sale or purchase order entered into in the ordinary course of business.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related outbreaks.

“COVID-19 Measure” means any reasonable measures taken (or not taken) to the extent necessary and proportionate in the applicable jurisdiction, taking into account the scope and duration of such action or inaction in such jurisdiction, to comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any industry group or any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act and any other COVID-19 relief measure hereafter adopted by any Governmental Entity.

“Credit Facility” means that Credit Agreement dated as of May 7, 2021 by and among Hunter Fan Holdings, Inc., as holdings thereunder, Hunter Fan Company, as the borrower, the financial institutions from time to time party thereto, as lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent, Credit Suisse Loan Funding LLC and MUFG Union Bank, N.A., as joint lead arrangers, joint bookrunner and co-syndication agents, and Credit Suisse Loan Funding LLC, as documentation agent.

“Data Room” means the virtual data room hosted by Datasite LLC on behalf of the Company under the name Project Whirlwind.

“Data Security Breach” means any accidental or unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of any of the Group Companies, or any other act or omission that compromises the security, integrity, or confidentiality of information, including Personal Information.

“Data Security Requirements” means, collectively, all of the following to the extent relating to any Personal Information or other sensitive information (including credit card information) or Company Data or otherwise relating to privacy, security, or security breach disclosure or notification requirements and applicable to any Group Company: (i) any rules, policies, and procedures (whether physical or technical in nature, or otherwise) of any Group Company, including Privacy Policies, (ii) all applicable Laws, (iii) all Privacy Agreements, and (iv) the Payment Card Industry (PCI) Data Security Standards and any industry standards applicable to the industry in which the Group Companies operate.

4

“Disclosure Schedules” means the disclosure schedules referred to in this Agreement and delivered simultaneously with the execution and delivery of this Agreement (which include the “Schedules” referenced in this Agreement).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other retirement, retirement benefit (including compensation, pension, health, medical or insurance benefits), employment, consulting, compensation, incentive, bonus, equity, option or equity-based (including phantom equity), defined benefit pension, defined contribution pension, supplemental executive retirement, change in control, severance, retention, vacation, paid time off, welfare, deferred compensation, insurance (including any self-insured arrangement), medical, dental, vision, prescription, disability and fringe-benefit plan, agreement, program or arrangement, in each case, whether or not reduced to writing, whether or not subject to ERISA, whether funded or unfunded, covering one or more Relevant Service Providers or the beneficiaries or dependents thereof, and that is either (i) maintained, sponsored or contributed to, or required to be contributed to, by any Group Company or any of their respective ERISA Affiliates, or (ii) with respect to which any Group Company has or would reasonably be expected to have any direct or indirect liability, in each case, other than any plan, program or arrangement sponsored, maintained or administered by a Governmental Entity.

“Enterprise Value” means $845,000,000.

“Environmental Laws” means all Laws concerning pollution or protection of the environment, protection or workers (as it related to exposure to Hazardous Substances), protection of natural resources (including endangered or threatened species), or protection of human health from exposure to Hazardous Substances, including all those relating to the generation, handling, transportation, treatment, storage, disposal, recycling, distribution, labeling, discharge, Release, control, or cleanup of any Hazardous Substances (including Hazardous Substances in products), substances or wastes.

“Equity Interests” means any type of equity ownership interest or voting interest in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, capital stock or similar security in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

“Equity Securities” means, collectively, Common Shares and Options.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, any trade or business, whether or not incorporated, that, together with any Group Company, is (or, to the extent any Group Company has any ongoing liability with respect thereto, was) treated as a single employer for purposes of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account.

“Excluded Shares” means, collectively, the Common Shares (a) owned by Parent or any of its Affiliates or (b) held in treasury by any Group Company.

“Fraud” has the meaning set forth on Schedule 1.1(b).

5

“Funded Indebtedness” means, as of any time, without duplication, the aggregate amount (whether or not due and payable) of all: (i) indebtedness for borrowed money or indebtedness of the Group Companies issued in substitution or exchange for borrowed money (including the amount of any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable to satisfy and discharge in full such indebtedness to the extent such indebtedness is required to be repaid on the Closing Date in accordance with this Agreement); (ii) indebtedness of the Group Companies evidenced by any note, bond, debenture, mortgage or other debt security; (iii) any obligation of the Group Companies evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn upon; (iv) the principal amount of all capital or finance leases of the Group Companies (but only to the extent recorded as a capital or finance lease in the Company Financial Statements and excluding the effects of Accounting Standard Codification Topic 842 (ASC-842)); (v) the amount owing as deferred purchase price of property, assets, securities or services with respect to which any Group Company is potentially liable (excluding ordinary course trade payables no more than ninety (90) days past the due date set forth in the original invoice), including all obligations of the Group Companies resulting from carve-outs, purchase price adjustments and deferred payment obligations; (vi) the amount of severance due to any Relevant Service Provider whose employment or other service was terminated or who received or provided a written (email will suffice) notice of termination (other than the individual set forth in Exhibit K-1, unless such termination was made or notice of termination was given at the written (email will suffice) request or direction of Parent), in any case, at any time prior to the Closing; (vii) any bonus, commissions, retention or other cash incentive compensation, in each case under this clause (vii), relating to any period ending prior to, or including, October 31, 2021; (viii) with respect to the preceding clauses (vi) and (vii), the employer’s portion of any employment, payroll, social security, unemployment and similar Taxes payable with respect thereto (provided that the social security portion of the Taxes payable in respect of any applicable employee shall not exceed the positive difference, if any, between the Taxes due with respect to (A) $147,000 and (B) the W-2 wages the applicable employee would reasonably be expected to receive from the Group Companies in the taxable year that includes the Closing, determined without regard to any payments described in clause (vi) and (vii)); (ix) Accrued Income Taxes; (x) any Taxes of any Group Company deferred pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 (in each case, as amended prior to the Closing); (xi) any declared but unpaid dividends and distributions or other payments or amounts due to MidOcean Partners III, L.P., MidOcean Partners III-A, L.P., MidOcean Partners III-D, L.P., MidOcean Partners III-E, L.P., AlpInvest Partners CS Investments 2006 C.V. or, in each case, their respective Affiliates; (xii) obligations in the nature of guarantees of the obligations of other Persons of the type referred to in clauses (i) through (xi) above as of such date; and (xiii) the aggregate amount of any unpaid principal, premium, accrued or unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable to satisfy and discharge in full the items described in clauses (i) through (xii) above. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (A) intercompany indebtedness owed by any of the Company’s wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, (B) obligations under operating leases or leases not otherwise included pursuant to the foregoing clause (iv), (C) obligations under any interest rate, currency or other hedging agreements incurred in the ordinary course of business consistent with past practice, (D) undrawn letters of credit (including any that are outstanding under the Credit Facility), or (E) amounts included as Transaction Expenses or in Net Working Capital.

“GAAP” means United States generally accepted accounting principles; provided, that with respect to the Company Financial Statements, “GAAP” means United States generally accepted accounting principles as of the date of the relevant Company Financial Statements.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents”

6

of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Official” means any officer or employee of a Governmental Entity, including state- owned entities, or any Person acting in an official capacity for or on behalf of any Governmental Entity.

“Governmental Entity” means any United States, foreign, supranational, federal, state, municipal or local governmental, regulatory or administrative authority, agency, division, branch, bureau, instrumentality or commission or any judicial or (public or private) arbitral body.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Substances” means (i) the substances described in 42 U.S.C. 9601(14) as well as other materials, substances, or wastes regulated or listed as “toxic,” “hazardous,” or a “pollutant” or “contaminant” or words of similar import under Environmental Laws; and (ii) petroleum products and constituents, waste oil, asbestos, polychlorinated biphenyls, urea formaldehyde, and chemical substances in the per- and polyfluoroalkyl substances (PFAS) family.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Insider” means (a) any Affiliate of the Company (other than the Group Companies), any director, officer or employee (in an executive position or above) of the Company or any Affiliate of the forgoing (including the Group Companies) (including any Person who has served in such capacity since January 1, 2021), (b) any Person related by blood, adoption, or marriage to any Person in (a), and (c) any trust, partnership, corporation, limited liability company, or other entity established for the benefit of all or any of the Persons in (a) and (b).

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from; (a) all patents and patent applications (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) copyrights and works of authorship, whether or not copyrightable (“Copyrights”); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets, non-public information, confidential information, know-how, business information and technical information (including formulas, techniques and processes), and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (g) mask works; (h) domain names; and (i) proprietary databases and data compilations and all documentation relating to the foregoing.

“IRS” means the U.S. Internal Revenue Service, or any successor agency.

“knowledge of the Company” or “Company’s knowledge” and any derivations thereof shall mean as of the applicable date, the knowledge, after reasonable inquiry of their direct reports, of John Alexander, Paul Patek, Anthony Hair, Anthony Bacon and Scott Ayers, none of whom shall have any personal liability regarding such knowledge.

7

“knowledge of the Parent” or “Parent’s knowledge” and any derivations thereof shall mean as of the applicable date, the knowledge, after reasonable inquiry of their direct reports, of Robert F. Mehmel, Seth Kaplan and Michael Hansen, none of whom shall have any personal liability regarding such knowledge.

“Law” means any constitution, statute, law (including common law), ordinance, binding directive, code, rule, regulation, Order, or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity.

“Lender Protective Provisions” means the provisions set forth in Section 9.4(b), Section 9.9, Section 9.11, Section 9.12 and Section 9.17(d).

“Lender Related Persons” means, collectively (a) the Lenders, (b) any Affiliates of the Lenders, (c) the respective officers, directors, employees, managers, managing members, general partners, limited partners, managed accounts, controlling shareholders, agents, advisors (including financial, tax and legal advisors), accountants, consultants and other representatives of the Persons described in the foregoing clauses (a) and (b), and (d) the successors and permitted assigns of any of the foregoing.

“Liability” means, with respect to any Person, any liability, cost, expense, claim, demand, cause of action, loss, damage, deficiency, commitment, debt, obligation or responsibility, of any kind, character or description, known or unknown, whether asserted or unasserted, whether direct or indirect, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether joint or several, vested or unvested, whether choate or inchoate, whether due or to become due, and whether or not of a kind required by GAAP to be set forth on a financial statement.

“Lien” means with respect to any property or asset, any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), charge, hypothecation, deed of trust, trust deed, encroachment, easement, right of first refusal, option, restriction on transfer, deed to secure debt, defect in title or any other restriction of a similar kind or any adverse right or interest or claim of a similar nature in or on such property or asset.

“Look-Back Date” means January 1, 2019.

“Malicious Code” means any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such Software’s operation, (ii) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the Group Companies, or otherwise interfere with the Group Companies’ operations or (iii) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

“Material Adverse Effect” means any state of facts, circumstance, change, event, occurrence, development, result or effect that has, individually or in the aggregate with all other state of facts, circumstances, changes, events, occurrences, developments, results or effects (a) has or would be reasonably be expected to have a material adverse effect on the assets, financial or other condition, business, or results of operations of the Group Companies, taken as a whole; provided, however, that none of the following (or any adverse change, event, result or effect arising from or related to the following) shall be taken into account, either alone or in combination, in determining whether a “Material Adverse Effect” has occurred: (i) conditions generally affecting the economy or credit, debt, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline or increase in the price of (1)

8

any security or any market index, (2) any interest or exchange rate or (3) any commodity, Contract or index), in each case, whether in the United States or elsewhere in the world, (ii) local, regional, national, international or global political, social or public health conditions (including any changes therein), including (1) any pandemic, epidemic, disease outbreak or other public health emergency (including COVID-19) and whether declared or undeclared, or any worsening, improvement or diminution of such matters, or any COVID-19 Measure, (2) the engagement (whether new or continuing) by the United States in hostilities, or the cessation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military, terrorist or internet or “cyber” attack on any Person, (3) any natural or man-made disaster or (4) any acts of God, including weather, meteorological conditions or climate, storms, earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature, (iii) changes in GAAP or the interpretation thereof, (iv) changes in any Laws (including the adoption or addition of any new Laws, or rescission, expiration or retirement of any Laws), orders, decrees, rulings or other directives issued by any Governmental Entity (including as may be issued by a Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including any COVID-19 Measure)), or the interpretation thereof, or any action required to be taken under any Law, order or Contract by which any Group Company (or any of their respective assets or properties) is bound, (v) the general operating, business or other conditions in the industries, markets or jurisdictions in which any of the Group Companies operate, (vi) the public announcement, or pendency of the Transactions (including by reason of the identity of Parent or its Affiliates or any communication by Parent or any of its Affiliates regarding their respective plans or intentions with respect to the business of any Group Company, and including the impact directly attributable thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company), (vii) any failure by any Group Company to meet any projections, budgets, forecasts, expectations or revenue or earnings predictions (whether internal, published or otherwise) (provided that, unless and to the extent excluded by any other clause of this definition, the underlying causes of such failures shall not be excluded by this clause (vii)), or (viii) the taking of any action expressly permitted by this Agreement and/or the Ancillary Documents, including the completion of the Transactions; provided, however, that with respect to the foregoing clauses (i), (ii), (iii), (iv) and (v), any such adverse state of facts, circumstance, change, event, occurrence, development, result or effect shall not be disregarded in determining whether a “Material Adverse Effect” has occurred if (and then only to the extent) it disproportionately impacts the Group Companies and their respective businesses, taken as a whole, in comparison to other participants in the industries and geographic regions in which the Group Companies operate; or (b) the ability of any member of the Group Companies or the Representative, to execute, deliver, or perform their obligations under this Agreement, the Ancillary Documents to which it is a party (as and when required to do so under the terms of this Agreement), or to timely consummate the Transactions pursuant to the terms of this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means, as of the Adjustment Time and without duplication, the aggregate amount of the current assets of the Group Companies less the aggregate amount of the current liabilities of the Group Companies, in each case, (a) determined on a consolidated basis in accordance with the Accounting Principles and (b) including only those line items set forth in the illustrative example of the calculation of Net Working Capital set forth in Exhibit B-2. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include (i) any Restricted Cash, (ii) any amounts consisting of deferred or income Tax assets or deferred or income Tax liabilities, (iii) Cash and Cash Equivalents, Transaction Expenses or Funded Indebtedness, or (iv) amounts payable in connection with the “tail” policy purchased pursuant to and in accordance with Section 5.5(b).

9

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital exceeds the Net Working Capital Upper Target or (b) the amount by which Net Working Capital is less than the Net Working Capital Lower Target, in each case, if applicable; provided that in the event Net Working Capital is less than the Net Working Capital Lower Target, the amount of such difference shall be expressed as a negative number. For the avoidance of doubt, if (x) the Net Working Capital does not exceed the Net Working Capital Upper Target, the amount in the foregoing clause (a) shall be zero, and (y) if the Net Working Capital is not less than the Net Working Capital Lower Target, the amount in the foregoing clause (b) shall be zero.

“Net Working Capital Lower Target” means an amount equal to $121,800,000.

“Net Working Capital Upper Target” means an amount equal to $127,800,000.

“Option” means any option to purchase one or more Common Shares (or other Equity Interests of the Company) issued pursuant to the Option Plan or otherwise made to any Relevant Service Provider.

“Option Plan” means the Company’s 2007 Stock Option Plan, as amended.

“Optionholders” means holders of Options.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, decision, assessment or arbitration or other award or requirement of, or adopted, promulgated, or applied by, an arbitrator or other Governmental Entity.

“Owned Group Company IP Rights” means any and all Intellectual Property Rights owned or purported to be owned, in whole or part, by any of the Group Companies. For purposes of the foregoing, “owned” includes ownership of a beneficial right pursuant to which an employee or other third party is obligated (whether under contract, fiduciary obligations, statute or otherwise) to assign Intellectual Property Rights to any Group Company.

“Paid Pension Obligation” means the amount of the Company’s underfunded obligations under the Hunter Fan Company Supplemental Executive Retirement Plan (the “Executive Nonqualified Defined Benefit Plan”) actually paid by the Group Companies on or prior to the Closing Date in accordance with the terms and conditions set forth in Section 5.9(b) upon the termination of the Executive Nonqualified Defined Benefit Plan, excluding for the avoidance of doubt, any normal course payments made under the Executive Nonqualified Defined Benefit Plan by the Group Companies not in connection with the termination of the Executive Nonqualified Defined Benefit Plan in accordance with the terms and conditions of Section 5.9(b). Notwithstanding the foregoing, to the extent the Paid Pension Obligation is paid after the Closing Date, the amount shall equal zero.

“Paying Agent” means Citibank, N.A., or such other Person mutually agreed by Parent and the Representative.

“Paying Agent Agreement” means an agreement by and between the Paying Agent, the Company and the Representative, in form and substance reasonably acceptable to Parent and the Company.

“Per Share Common Payment” means an amount equal to the quotient of (x) an amount equal to the Purchase Price (as finally determined), divided by (y) the Aggregate Common Shares Deemed Outstanding.

10

“Per Share Estimated Common Payment” means an amount equal to the quotient of (x) an amount equal to (1) the Estimated Purchase Price, minus (2) the Adjustment Escrow Amount, minus (3) the Representative Expense Amount, divided by (y) the Aggregate Common Shares Deemed Outstanding.

“Permitted Liens” means (i) mechanic’s, materialmen’s, landlords’, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) Liens and other restrictions on real property (consisting of easements, restrictions, conditions, rights of way and similar matters affecting title to the real property and other title defects) that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the Group Companies’ present uses or occupancy of such real property in the conduct of the business of the Group Companies, (iv) Liens securing the obligations of the Group Companies under the Credit Facility, (v) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sub-lessor under any license or lease agreement or secured by a lessor’s or sub-lessor’s interest under a capital or operating lease or sublease, in each case that do not result from a breach, default or violation by the Group Companies of any Contract or Law, (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies and none of which, individually or in the aggregate, materially detract from the value of or materially impair the Group Companies’ present uses or occupancy of the affected real property to which they relate, (vii) Liens related solely to the transferability of securities under applicable securities Laws, (viii) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business and (ix) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, in each case that do not result from a breach, default or violation by the Group Companies of any Contract or Law.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) any information that is defined as “personal information” or “personal data” under applicable privacy and data security Laws.

“Pre-Closing Tax Period” means any Tax period (including the pre-Closing portion of a Straddle Period) ending on or before the Closing Date.

“Privacy Agreements” means any contracts with affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which any of the Group Companies is legally bound.

“Privacy Policy” means each written statement made by any of the Group Companies related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

“Pro Rata Share” means, with respect to any Company Stockholder or Optionholder, a ratio (expressed as a percentage) equal to (i) the sum of (A) the number of Common Shares held by such

11

Company Stockholder immediately prior to the Effective Time, and (B) the number of shares of Common Shares issuable upon the exercise of any Vested Options held by such Optionholder immediately prior to the Effective Time, divided by (ii) the Aggregate Common Shares Deemed Outstanding. The Pro Rata Share for each Company Stockholder and Optionholder shall be determined by the Representative and set forth in the Distribution Schedule.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, plus (iv) the Aggregate Option Exercise Price, plus (v) the Paid Pension Obligation, if any, minus (vi) the amount of Closing Date Funded Indebtedness, minus (vii) the amount of Unpaid Transaction Expenses.

“R&W Insurance Policy” shall mean that certain representations and warranties insurance policy that takes effect at Closing to be issued by Euclid Transactional, LLC (and the other carriers set forth therein) for the benefit of the parties set forth therein, as the named insured.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land, soil gas, bedrock, or other surface or subsurface strata) or within any building, structure or facility.

“Relevant Service Provider” means any current or former director, officer, employee or other individual service provider of any Group Company.

“Restricted Cash” means any cash which is not freely usable by Parent because it is subject to restrictions, limitations or taxes on use or distribution by Law, Contract or otherwise, including without limitation, restrictions on cash collateral, cash held on behalf of third parties (including cash held on behalf of clients), dividends and repatriations or any other form of restriction. Notwithstanding the foregoing, Restricted Cash shall not include the cash set forth on Schedule 1.1(c).

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement dated as of September 17, 2013, by and among the Company and the other parties thereto.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

12

“Tax” means any federal, state, local, foreign or other income taxes, and all gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, value added, goods and services, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee withholding, or other taxes, fees, assessments, or charges of any kind whatsoever in the nature of a tax imposed by any Governmental Entity having the authority to impose the same, in each case, together with any and all interest and penalties imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses due and payable or incurred, directly or indirectly, by (x) any of the Group Companies or (y) by or on behalf of the Company Stockholders or the Representative, in the case of the foregoing clause (y), to the extent a member of the Group Company is required to pay such amounts, arising from, as a result of, in connection with, or related to the Transactions or otherwise relating to any sale process leading up to the execution of this Agreement, including (i) all fees and expenses of counsel, accountants, investment bankers, finders, advisors, experts and consultants including any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (ii) any success, change of control, retention, sale bonus or similar bonuses payable to any Relevant Service Provider in connection with the consummation of the Transactions, including, without limitation, the bonuses and the Change in Control Bonuses described in the letters of employment and employment agreements with the Hunter Fan Company and each individual set forth in Exhibit K-2 and the memorandum set forth in Exhibit K-2, as well as any payments made or actually due and payable to the individual set forth in Exhibit K-1 in connection with a “CIC-Related Resignation”, if applicable, as determined as of the Effective Time, as described in Sections 6(h) and 7(e) of such Person’s employment agreement with the Hunter Fan Company, but excluding any such amounts which are conditioned upon termination of employment and become payable as a result of a termination of employment where notice to terminate such employment is delivered following the Closing at the written direction or written request of Parent, (iii) the employer portion of any payroll and employment Taxes, together with the employer portion of any withholding Taxes, on the amounts set forth in clause (ii) of this definition (provided that the social security portion of the Taxes payable in respect of any applicable employee shall not exceed the positive difference, if any, between the Taxes due with respect to (A) $147,000 and (B) the W-2 wages the applicable employee would reasonably be expected to receive from the Group Companies in the taxable year that includes the Closing, determined without regard to any payments described in clause (ii)) and (iv) 50% of the fees and expenses payable to the Escrow Agent and the Paying Agent; provided, however, that the term “Transaction Expenses” shall exclude any amounts payable by the Group Companies in connection with the “tail” policy pursuant to and in accordance with Section 5.5(b).

“Transaction Tax Deductions” means the sum of the portion deductible for applicable tax purposes at least on a “more likely than not basis” of, without duplication, the following items (whether or not such amounts are paid on or prior to the Closing or included in the computation of the final Purchase Price): (i) Transaction Expenses; (ii) transaction costs (other than the Transaction Expenses) of any of the Group Companies arising from, incurred in connection with or incident to this Agreement and the Transactions; (iii) bonuses, change in control payments, severance payments, retention payments or similar payments made by any of the Group Companies in connection with or as a direct or indirect result of the consummation of the Transactions; (iv) fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes and any breakage fees) incurred by any of the Group Companies, and any unamortized deferred financing costs, with respect to the repayment of Funded Indebtedness in connection with the Transactions; (v) any payments made to any holder of an Option; and (vi) the amount

13

of any payroll or employment Taxes with respect to any compensatory payment made, or to be made, and described in (i), (ii), (iii) or (v) of this definition. The parties shall apply the safe harbor election set forth in Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of the foregoing clause (i).

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Underwater Option” means any Option that is (i) outstanding and unexercised immediately prior to the Effective Time, and (ii) has an exercise price equal to or greater than the Per Share Common Payment.

“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses incurred and unpaid as of immediately prior to the Effective Time.

“Vested Option” means any vested and unexercised Option that is outstanding as of immediately prior to the Effective Time, including any Option that vests as a result of the consummation of the Transactions in accordance with the terms of the award agreement pursuant to which such Option has been granted, that has an exercise price less than the Per Share Common Payment.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party or its Affiliates with the actual knowledge that the taking of such act or failure to take such action would cause a material breach by such Party of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any Party to consummate the Transactions after the applicable conditions thereto have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time), shall constitute a Willful Breach of this Agreement.

Section 1.2 Defined Terms. Each term set forth in the table below is defined in the section of the Agreement set forth opposite such term:

Defined Term	Section Reference
Accounting Firm	Section 2.7(c)(ii)
Adjustment Escrow Account	Section 2.7(b)(i)
Adjustment Escrow Amount	Section 2.7(b)(i)
Agreement	Preamble
Agreement Actions	Section 9.4
Alternative Debt Commitment Letter	Section 5.13(b)
Alternative Debt Financing	Section 5.13(b)
Alternative Transaction	Section 5.6
Ancillary Documents	Section 3.3
Cap Ex Plan	Section 5.1
Certificate of Merger	Section 2.3.
Certificates	Section 2.12(a)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 2.6(e)
Company	Preamble
14

Defined Term	Section Reference
Company Financial Statements	Section 3.4
Company Software	Section 3.12(k)
Company Stockholder Approval	Recitals
Debt Financing	Section 4.6
Debt Financing Commitments	Section 4.6
DGCL	Recitals
Dispute Notice	Section 2.7(c)(ii)
Dissenting Shares	Section 2.11
Effective Time	Section 2.3
Equity Commitment Letter	Section 4.6
Equity Financing	Section 4.6
Escrow Agent	Section 2.7(b)(i)
Escrow Agreement	Section 2.7(b)(i)
Estimated Purchase Price	Section 2.7(a)
Existing Policy	Section 5.5(b)
Financing	Section 4.6
Financing Commitments	Section 4.6
Financing Documents	Section 5.13
Foreign Plan	Section 3.10(h)
Griffon	Section 4.6
Group Company IP Rights	Section 3.12
Group Company IPR Agreements	Section 3.6(a)(vii)
Guarantee	Recitals
Indemnified Persons	Section 5.5(a)
Inside Date	Section 2.2
Insurance Policies	Section 3.14
International Trade Laws	Section 3.9(d)
Inventor	Section 3.12(g)
IT Assets	Section 3.12(h)
Key Supplier	Section 5.1(e)
Leased Real Property	Section 3.17(a)
Lenders	Section 4.6
Letter of Transmittal	Section 2.12(a)
Material Contracts	Section 3.6
Material Customers	Section 3.19
Material Permit	Section 3.9
Material Suppliers	Section 3.19
Merger	Section 2.1
Merger Sub	Preamble
Merger Sub Shares	Section 2.6(a)
New Plans	Section 5.9
Non-Party Affiliates	Section 9.19
Objection Disputes	Section 2.7(c)(ii)
Option Payment	Section 2.6(c)
Parent	Preamble
Party and/or Parties	Preamble
Payoff Amount	Section 2.10(a)
Payoff Letter	Section 2.10(a)
15

Defined Term	Section Reference
PBGC	Section 3.10(b)
Per Diem Taxes	Section 5.2(d)
Post-Closing Covenants	Section 9.1
Privileged Deal Communications	Section 9.20
Proposed Closing Date Calculations	Section 2.7(c)(i)
Real Property Lease	Section 3.17(a)
Representative	Preamble
Representative Expense Amount	Section 2.7(b)(ii)
Required Amount	Section 4.6
Sanctions Authority	Section 3.9(d)
Straddle Period	Section 5.2(d)
Surviving Corporation	Section 2.1
Surviving Corporation Bylaws	Section 2.4(b)
Surviving Corporation Certificate of Incorporation	Section 2.4(a)
Surviving Corporation Common Share	Section 2.6(a)
Termination Date	Section 7.1(d)
Termination Fee	Section 7.2(b)
Waived Benefits	Section 5.12
WARN Act	Section 3.13(b)
5.1(e) Relationship	Section 5.1(e)

Article 2
THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) as a wholly-owned Subsidiary of Parent, and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. The Merger shall have the effects set forth in the applicable provisions of the DGCL. All the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.2 Closing of the Merger. The closing of the Transactions (the “Closing”) shall take place on a date to be specified in writing by the Parties, which shall be no earlier than the later of (i) January 20, 2022 (the “Inside Date”) and (ii) the second (2nd) Business Day after satisfaction (or, to the extent permitted by applicable Law, waiver) of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions at such time), remotely (through the electronic exchange of documents and consideration required to be delivered at the Closing), unless another time, date or place is agreed to in writing by the Parties The “Closing Date” shall be the date on which the Closing is actually consummated. Notwithstanding the foregoing, (a) if the Lenders under the Debt Financing Commitments (acting without the request of Parent or Merger Sub) delay the commencement of the marketing period thereunder, the Inside Date shall be extended by the same period of time as such delay; provided that in no event shall the Inside Date be delayed beyond February 4, 2022 without the written consent of the Representative; and (b) if Parent becomes required by the terms of Section 5.13(b) to seek Alternative Financing, then the Inside Date shall be extended to February 20, 2022.

16

Section 2.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the Parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate of Incorporation”) until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter changed or amended as provided therein or by applicable Law, except that the Surviving Corporation Bylaws shall comply with Section 5.5.

Section 2.5 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws until such director’s successor is duly elected or appointed and qualified, or until the earlier of such director’s death, resignation or removal.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws until such officer’s successor is duly elected or appointed and qualified, or until the earlier of such officer’s death, resignation or removal.

Section 2.6 Effect on Equity Securities.

(a) Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time (collectively, the “Merger Sub Shares”), the Merger Sub Shares shall be converted into one Surviving Corporation Common Share. For purposes of this Agreement, the term “Surviving Corporation Common Share” means a share of common stock, par value $0.01 per share of the Surviving Corporation.

(b) Conversion of Common Shares. At the Effective Time, except for Excluded Shares and Dissenting Shares, each Company Common Share issued and outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any Company Common Share, be canceled and extinguished and be converted into and shall become the right to receive the Per Share Estimated Common Payment and thereafter a Pro Rata Share of each of the Escrow Funds (if any), the Representative Expense Amount (if

17

any) and any adjustment to the Purchase Price pursuant to Section 2.7(d), in each case, as set forth by the Representative on the Distribution Schedule, subject to other provisions of this Article 2. From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of the Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares except as otherwise provided for in this Agreement or under applicable Law.

(c) Conversion of Options. At or prior to the Effective Time, each Vested Option that is outstanding as of immediately prior to the Effective Time and that has not been exercised prior to the Effective Time shall be canceled and converted into and become the right of the Optionholder to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Common Shares issuable upon the exercise of each such unexercised Vested Option in accordance with the terms of the applicable award agreement held by such Optionholder as of immediately prior to the Effective Time, by (y) the excess, if any, of (1) the Per Share Estimated Common Payment less (2) the exercise price per share of such Vested Option (such amount an “Option Payment”), and a Pro Rata Share of each of the Adjustment Escrow Amount (if any), the Representative Expense Amount (if any) and any adjustment to the Purchase Price pursuant to Section 2.7(d), in each such case if and to the extent, and at the same time(s), as any such amounts are made available to the Company Stockholders as provided for in this Agreement, as set forth by the Representative on the Distribution Schedule; provided that no portion of the payment with respect to the Pro Rata Share of the Adjustment Escrow Amount (if any), the Representative Expense Amount (if any) and any adjustment to the Purchase Price pursuant to Section 2.7(d) shall be payable after the fifth anniversary of the Closing Date (unless otherwise permitted by Section 409A of the Code); provided, however, that, if necessary to avoid a tax under Section 409A of the Code, prior to such fifth anniversary the parties shall reasonably agree on the estimated payment amount and pay such amount to the Optionholders of Vested Options that are outstanding and unexercised as of immediately prior to the Effective Time. For the avoidance of doubt, each Underwater Option as of immediately prior to the Effective Time shall be cancelled as of immediately prior to the Effective Time and shall cease to exist, and no consideration or other amounts shall be delivered in exchange therefor. Prior to the Closing, the Company shall take all actions pursuant to the Option Plan (and the option grant / stock award agreements in effect with the Optionholders) or otherwise that are necessary to give effect to the provisions of this Section 2.6(c) with respect to Options as herein provided.

(d) Excluded Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of any Party, each Excluded Share shall automatically be cancelled and retired and shall cease to exist, and no consideration hereunder or other amounts shall be delivered or deliverable in exchange therefor.

(e) Withholding. The Surviving Corporation, Parent, or Merger Sub shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to any holder of Equity Securities such amount as the Surviving Corporation is required to deduct and withhold with respect to such payment under the Internal Revenue Code of 1986, as amended through the date of this Agreement (the “Code”), or any other applicable state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Equity Securities in respect of which such deduction and withholding was made. In the event that the Surviving Corporation, Parent or Merger Sub determines that withholding from the payments made under this Agreement is required under applicable Tax Law and permitted under this Agreement (excluding, for this purpose, amounts that are treated as employee compensation, and amounts required to be withheld for failure of the Company to deliver a certificate in accordance with Section 6.2(c)(iv)), the Surviving Corporation, Parent or Merger Sub will so notify the recipient of such payment, at least three (3) Business Days prior to the Closing Date (or, if applicable, the subsequent date that the applicable payment is to be made) to provide such recipient with the reasonable opportunity to provide any form or documentation or

18

take such other steps in order to avoid such withholding. Notwithstanding anything in this Agreement to the contrary, any amounts to be paid pursuant to this Agreement that are treated as employee compensation (including amounts paid to holders of Options) for income tax purposes shall be paid to the applicable recipient through the Surviving Corporation’s payroll, less applicable withholding Taxes.

Section 2.7 Purchase Price.

(a) Estimated Purchase Price. No later than four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent, an estimate of the Purchase Price (the “Estimated Purchase Price”) pursuant to which the Company shall (i) use the Enterprise Value and (ii) provide its good faith estimate of (A) the Aggregate Option Exercise Price, (B) the amount of Closing Date Funded Indebtedness, (C) the amount of Unpaid Transaction Expenses, (D) the amount of Cash and Cash Equivalents, (E) the Net Working Capital Adjustment and (F) the Paid Pension Obligation, if applicable. The Estimated Purchase Price shall (x) include a reasonably detailed breakdown of the calculations set forth therein and (y) be prepared in accordance with the Accounting Principles and the applicable definitions set forth herein. Parent and its advisors will be permitted to review and comment on the Representative’s proposed Estimated Purchase Price and the Representative shall make revisions to the Estimated Purchase Price as are mutually agreed upon by Parent and the Representative in accordance with the Accounting Principles and the applicable definitions set forth herein (such revised Estimated Purchase Price to then become the “Estimated Purchase Price”). The Group Companies shall provide Parent and its advisors with reasonable access during normal business hours, for the purpose of making inquiries relating to the Estimated Closing Statement, including regarding the estimates and calculations therein, to the employees and advisors of the Group Companies involved in the preparation of the Estimated Purchase Price and supporting back-up documentation relating thereto. The Parties will work together in good faith to resolve any disputes in the Estimated Purchase Price prior to the Closing, it being agreed that if any disputes remain prior to the time Closing is required to occur in accordance with the terms of this Agreement, such disputes shall not delay the Closing and the calculations set forth in the Estimated Purchase Price delivered by the Representative (subject to any changes that have been mutually agreed upon) shall govern the payments to be made at the Closing on the Closing Date.

(b) At the Closing, Parent shall pay or cause to be paid in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:

(i) $5,000,000 (such amount, the “Adjustment Escrow Amount”) shall be deposited into an escrow account (the “Adjustment Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date among the Surviving Corporation, the Representative and Citibank, N.A. (the “Escrow Agent”) as sole security for Company Equityholders’ obligations, if any, pursuant to Section 2.7(d), and (y) substantially in the form of Exhibit C attached hereto;

(ii) $500,000 (such amount, the “Representative Expense Amount”) shall be deposited into an account established by the Representative for purposes of satisfying costs, expenses and/or liabilities incurred in its capacity as the Representative and otherwise in accordance with this Agreement, pursuant to the applicable wire instructions provided to Parent by the Company at least four (4) Business Day prior to the Closing Date;

(iii) to the Paying Agent, for further payment in accordance with the Distribution Schedule to the holders of Common Shares, an amount equal to the aggregate Per Share Estimated Common Payment; and

19

(iv) with respect to each Vested Option, an amount equal to the Option Payment in accordance with the Distribution Schedule. With respect to each holder of Options who (A) is currently an employee of a Group Company or (B) was an employee of a Group Company at the time such individual became a holder of Options, Parent shall cause the Surviving Corporation to promptly process through the Surviving Corporation’s payroll (not later than the first payroll date following the Closing Date) the Option Payment, less any Tax deductions or withholdings required under applicable Law. In the case of each Optionholder who is not an employee or former employee of a Group Company, Parent shall, in accordance with the Distribution Schedule, promptly pay the Option Payment to each such Optionholder by wire transfer of immediately available funds in the amount and to the account designated in the Distribution Schedule, less any Tax deductions or withholdings required under applicable Law.

Concurrently with the delivery of the Estimated Purchase Price, the Representative shall prepare and provide Parent with a schedule (the “Distribution Schedule”) which shall be dated as of the Closing Date and shall set forth all of the following information (i) the Aggregate Common Shares Deemed Outstanding, the Aggregate Option Exercise Price, the Per Share Estimated Common Payment, Vested Options and Under Water Options, (iii) a flow of funds, (which may take the form of Schedule B to the Paying Agent Agreement), setting forth the amounts to be paid pursuant to this Section 2.7(b) (including with respect to each holder of Common Shares and Options) and each Company Equityholder’s Pro Rata Share, along with wire instructions therefor, and (iv) each Company Equityholder’s Pro Rata Share. The Representative acknowledges and agrees (on its own behalf, and on behalf of the Company Equityholders) that (A) the Representative is solely responsible for the calculation of the Aggregate Common Shares Deemed Outstanding, the Aggregate Option Exercise Price, the Per Share Estimated Common Payment, Vested Options and Under Water Options, and (B) the Representative is solely responsible for the calculation of the portion of the Estimated Purchase Price and any distributions of the Adjustment Escrow Amount (if any), the Representative Expense Amount (if any) and any adjustment to the Purchase Price pursuant to Section 2.7(d), in each case, to be paid to the Paying Agent and the Company Equityholders, and that Parent and its Affiliates and Non-Party Affiliates shall have no Liability or obligation whatsoever for any such calculations (or to verify the accuracy thereof) other than to pay the amounts provided to Parent by the Representative, as applicable, in the Distribution Schedule.

(c) Determination of Final Purchase Price.

(i) As soon as practicable, but no later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Representative Parent’s good faith proposed calculation of each of (A) the Net Working Capital Adjustment, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Transaction Expenses, (E) the Paid Pension Obligation, if applicable, and (F) the Purchase Price derived therefrom (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”). The Proposed Closing Date Calculations shall (x) include a reasonably detailed breakdown of the calculations set forth therein and (y) be prepared in accordance with the Accounting Principles and the applicable definitions set forth herein. The Proposed Closing Date Calculations (and the calculation of any components thereof) do not (1) permit the introduction of methods, practices, principles, policies and procedures different than the Accounting Principles or (2) permit the introduction of new or removal of existing balance sheet accounts or line items from those set forth in Exhibit B-2 (unless since the date of the balances included in Exhibit B-2 (and before the Closing) the Company creates or removes new account codes, in which case, the amounts included therein will be allocated to an account code existing as of the date of Exhibit B-2 which is closest in nature and classification to the new account code). Notwithstanding anything in this Agreement to the contrary, if Parent fails to timely deliver the Proposed Closing Date Calculations in accordance with the foregoing, then, at the election of the Representative in its sole discretion, either: (x) the Representative may prepare and present the Proposed Closing Date Calculations within an additional thirty (30) days thereafter or (y) the treat the Estimated Purchase Price as final and binding. If the Representative elects to prepare the

20

Proposed Closing Date Calculations in accordance with the immediately preceding sentence, then, thereafter, all subsequent references in this Section 2.7(c) to Parent, on the one hand, and the Representative, on the other hand, will with respect to the procedures (including any applicable time periods) related to the delivery of the Proposed Closing Date Calculations and a Dispute Notice (if any), be deemed to be references to the Representative, on the one hand, and Parent, on the other hand, respectively. For the avoidance of doubt, the calculations to be made pursuant to this Section 2.7(c) and the purchase price adjustment to be made pursuant to Section 2.7(d) are not intended to be used to adjust for errors or omissions that may be found with respect to the Company Financial Statements.

(ii) If the Representative does not give written notice of any dispute (such notice, a “Dispute Notice” and any dispute set forth therein, the “Objection Disputes”), which contains reasonable details regarding the particulars of such dispute and the basis therefor (in each case, to the extent known at such time), to Parent within thirty (30) days of receiving the Proposed Closing Date Calculations, the Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital Adjustment, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Transaction Expenses, Paid Pension Obligation, if applicable, and Purchase Price, in each case, for purposes of determining the Actual Adjustment, and the Proposed Closing Date Calculations shall be final and binding. Prior to the end of such 30-day period, the Representative may accept the Proposed Closing Date Calculations (or any portion or component thereof) by delivering written notice to that effect to Parent, in which case the Purchase Price (or such portion or component thereof, as applicable) will be deemed finally determined when such notice is delivered. If the Representative gives a Dispute Notice to Parent within such 30-day period, (1) any component of the Proposed Closing Date Calculations that is not an Objection Dispute shall be final and binding for all purposes hereunder, and (2) Parent and the Representative shall discuss in good faith a resolution to the Objection Disputes during the 30-day period commencing on the date the Representative delivers the Dispute Notice to Parent. Any Objection Dispute resolved in writing between Parent and the Representative during such thirty (30) day period shall be final and binding with respect to such item. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 (and any applicable similar state rule) shall apply to any such negotiations and communications by or on behalf of Parent and Representative during such 30-day period or any extension thereof agreed by Parent and Representative. If the Representative and Parent do not agree upon a final resolution with respect to any Objection Dispute within such 30-day period, then the remaining items and amounts in dispute shall be submitted promptly to BDO USA, LLP or, if such firm declines to be retained to resolve the dispute, another nationally-recognized, independent accounting firm with an active practice area focused on post-mergers and acquisition purchase price dispute resolution reasonably acceptable to Parent and the Representative (in either case, the “Accounting Firm”). In resolving the items in dispute, Parent and the Representative agree that the scope of disputes to be resolved by the Accounting Firm (who shall not act as an arbitrator) shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the applicable terms and conditions in this Agreement (and the relevant definitions set forth herein), including the Accounting Principles, as applicable, and the Accounting Firm is not permitted to make any other determination, including any determination as to whether the Net Working Capital Upper Target or the Net Working Capital Lower Target are correct, adequate or sufficient. The Accounting Firm shall be requested to render a determination of each Objection Dispute submitted to it within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) the definitions and other applicable provisions of this Agreement, (B) a single written presentation (which presentations shall be limited to the remaining Objection Disputes set forth in the Dispute Notice and not otherwise resolved by Parent and Representative in writing) submitted by each of Parent and the Representative to the Accounting Firm within fifteen (15) days after the engagement thereof (which the Accounting Firm shall forward to Parent or the Representative, as applicable) and (C) one written response submitted to the Accounting Firm within ten (10) Business Days after receipt of each such presentation (which the Accounting Firm shall contemporaneously forward to Parent or the Representative, as

21

applicable), and not on independent review; provided, however, that the Accounting Firm may ask follow-up questions in writing and make requests related to such submissions (it being understood that except as contemplated by this sentence, no discovery nor any arbitration hearing will, in either case, be conducted by the Accounting Firm), which such determination shall be conclusive and binding on each Party and the Company Equityholders, absent manifest error. All communications with the Accounting Firm must include one representative of each of Parent and Representative, and no Party shall be permitted to communicate with the Accounting Firm other than as expressly set forth herein. The terms of appointment and engagement of the Accounting Firm shall be consistent with this Section 2.7(c)(ii) and otherwise as reasonably agreed upon between the Representative and Parent, and any associated engagement fees shall be initially borne 50% by the Representative and 50% by Parent; provided that such fees shall ultimately be borne by Parent and the Representative in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such Party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the immediately preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the Proposed Closing Date Calculations or a Dispute Notice delivered to the Accounting Firm pursuant to this Section 2.7(c)(ii). The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.7(c)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Aggregate Option Exercise Price, Net Working Capital Adjustment, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Transaction Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Following the delivery of the Proposed Closing Date Calculations, Parent shall, and shall cause the Surviving Corporation, its Subsidiaries and their respective officers, management employees, accountants and other representatives (in each case, involved in the preparation of the Proposed Closing Date Calculations) to, subject to entry into customary confidentiality undertakings and customary work paper access letters (if the same are requested), (i) reasonably cooperate with the Representative and its accountants in connection with their review or preparation (as applicable) of the Proposed Closing Date Calculations and/or the Dispute Notice (including by providing reasonable access, during normal business hours, to the management employees of the Surviving Corporation and its Subsidiaries involved in the preparation of the Proposed Closing Date Calculations) and (ii) provide any books, records and other information of the Surviving Corporation and its Subsidiaries reasonably requested by the Representative and its accountants or other representatives to the extent relevant to the Proposed Closing Date Calculations or in connection with resolving any disputed item in the Dispute Notice, in each case, until the Proposed Closing Date Calculations have been finally determined in accordance with this Section 2.7.

(iv) The Parties agree that the procedures set forth in this Section 2.7(c) for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Parent or the Representative from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.7(c)(ii) or to compel any Party to submit any dispute arising in connection with this Section 2.7 to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 2.7, in any court or other tribunal of competent jurisdiction in accordance with Section 9.17. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent manifest error. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided; however, any deadline or time period contained herein may be extended or modified by the written agreement of Parent and the Representative and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time

22

period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.7(c).

(d) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, (x) Parent shall pay or cause the Surviving Corporation to pay to the Company Stockholders and Optionholders (pro rata based upon such Person’s Pro Rata Share as set forth in the Distribution Schedule) an amount equal to such positive amount, if any, (1) in the case of the Company Stockholders, by wire transfer or delivery of immediately available funds in accordance with the Paying Agent’s wire instructions, as directed by the Representative, within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.7 and (2) in the case of the Optionholders, the Company will promptly process such amounts through the Surviving Corporation’s payroll, less any Tax deductions or withholdings required under applicable Law; provided, however, that notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to make any payment with respect to the Actual Adjustment or otherwise with respect to this Section 2.7(d), in excess of $5,000,000, and (y) simultaneously therewith, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount from the Adjustment Escrow Account to the Company Stockholders and Optionholders (pro rata based upon such Person’s Pro Rata Share) as directed by the Representative; provided that any amounts payable to the Optionholders who are or were employees will be released to the Company which in turn will promptly process such amounts as directed by the Representative in such amounts as set forth in the Distribution Schedule through the Surviving Corporation’s payroll, less any Tax deductions or withholdings required under applicable Law.

(ii) If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.7, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent an amount equal to the absolute value of such negative amount out of the Adjustment Escrow Amount; provided that if the absolute value of the Actual Adjustment is less than the Adjustment Escrow Amount, then simultaneously with the delivery of such joint written instructions, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any excess funds remaining in the Adjustment Escrow Account to release such remaining funds from the Adjustment Escrow Account to the Company Stockholders and Optionholders (pro rata based upon such Person’s Pro Rata Share as set forth in the Distribution Schedule) as directed by the Representative. Parent’s sole and exclusive recourse for any amounts due to Parent under Section 2.7(d) shall be limited to the collection from the funds available in the Adjustment Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, and none of the Company, the Representative, any Company Stockholder or any Non-Party Affiliate of any of the foregoing shall have any liability if the absolute value of the Actual Adjustment is greater than the Adjustment Escrow Amount.

(iii) If the Actual Adjustment is equal to zero, Parent and Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount from the Adjustment Escrow Account to the Company Stockholders and Optionholders (pro rata based upon such Person’s Pro Rata Share as set forth in the Distribution Schedule) as directed by the Representative.

Section 2.8 Option Plans.

(a) Prior to the Closing, the Company shall take the appropriate actions pursuant to the Option Plan (and the underlying option grant agreements) that are necessary to give effect to the provisions of Section 2.6(c) and Section 2.7(b)(iv) with respect to Options.

23

(b) The Option Plan and all Options shall terminate as of the Effective Time, and no Optionholder or any other individual shall have any rights thereunder, including any rights to acquire any Equity Securities of the Company, the Surviving Corporation or any Subsidiaries thereof, other than as set forth herein (including pursuant to Section 2.7) or by applicable Law.

Section 2.9 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out the purposes of this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.10 Payment of Closing Date Funded Indebtedness and Unpaid Transaction Expenses.

(a) Not later than four (4) Business Days prior to the Closing Date, the Company shall, or shall cause the Group Companies to, furnish to Parent customary payoff letters (each, a “Payoff Letter”) in form and substance reasonably satisfactory to Parent with respect to the Funded Indebtedness set forth on Schedule 2.10, which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable related to each such applicable item of Funded Indebtedness (each, the “Payoff Amount”) and (ii) provide for delivery by the holders of such applicable Funded Indebtedness, promptly upon receipt of the applicable Payoff Amount, of customary releases of all Liens and instruments (including without limitation UCC termination statements, intellectual property release agreements and any original stock certificates and stock powers held as collateral thereunder) of full discharge to Parent. Simultaneously with the Closing, in accordance with the payment instructions set forth in the Payoff Letters, Parent shall repay or cause to repay, on behalf of the Group Companies, the Funded Indebtedness set forth on Schedule 2.10.

(b) Simultaneously with the Closing, by wire transfer of immediately available funds on behalf of the Group Companies, the Company shall pay, or, if requested by the Company, Parent shall cause the Surviving Corporation to pay, in cash by wire transfer of immediately available funds the Unpaid Transaction Expenses, in each case in the amounts included in the calculation of the Estimated Purchase Price in accordance with the wire instructions, if any, provided by each payee thereof and provided by the Company to Parent at least four (4) Business Days prior to the Closing.

Section 2.11 Treatment of Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, a holder of Common Shares who has properly demanded appraisal of such shares pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not have such shares converted into the applicable Per Share Common Payment and a portion (if any) of the Escrow Funds and the Representative Expense Amount as provided herein, but instead such holder shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL, unless and until such holder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. If any holder of Dissenting Shares shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such holder shall be cancelled and converted into and represent the right to receive the applicable Per Share Common Payment and a portion (if any) of the

24

Escrow Funds and the Representative Expense Amount as provided herein pursuant to Section 2.6. The Company shall provide Parent prompt written notice of any such demands received by the Company for appraisal of shares of Common Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to reasonably participate in (but not lead) all negotiations and Actions with respect to such demands.

Section 2.12 Surrender and Payment.

(a) Payment Procedures.

(i) Letter of Transmittal. As soon as reasonably practicable after the date hereof (and in no event later than seven (7) Business Days following the date of this Agreement), the Company shall mail or cause to be delivered to each holder of record of Common Shares proposed to be converted pursuant to Section 2.6(b), (A) a letter of transmittal (substantially in a form attached hereto as Exhibit D, a “Letter of Transmittal”), with each Letter of Transmittal to contain the release and waiver of claims set forth in the form of the Letter of Transmittal attached hereto, together with any notice required by Section 262 of the DGCL, and (B) instructions for surrendering certificates evidencing such Common Shares (the “Certificates”) in exchange for the portion of the Per Share Common Payment, payable in respect of the number of Common Shares formerly evidenced by such Certificates, subject to Section 2.6.

(ii) Surrender of Common Shares. Upon delivery of a duly executed Letter of Transmittal containing, without limitation, the release and waiver specified in Section 2.12(a)(i) (together with any other documents or instruments required by the Paying Agent) to Parent and the Representative, such Company Stockholder shall be entitled to receive, subject to Section 2.6, the amount set forth in Section 2.6(b), which the Paying Agent shall pay to such holder at the Closing (or, with respect to the Escrow Funds and the Representative Expense Amount, if applicable, as otherwise provided in this Agreement); provided, that a Company Stockholder may submit its Letter of Transmittal (and any other documents or instruments required by the Paying Agent) to Parent and the Representative following the Effective Time and Parent and Representative shall cause the Paying Agent to make the payments described in Section 2.6(b) that have become due as promptly as reasonably practicable thereafter (and in no event later than three (3) Business Days after receipt thereof). Any Certificates so surrendered shall be cancelled. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

(iii) Unregistered Transferees. If any portion of the Per Share Common Payment is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then such portion of the Per Share Common Payment may be paid to such other Person, subject to Section 2.6, so long as it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay (or cause to be paid) any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Certificate (if any) or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(iv) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit (in the form included in the Letter of Transmittal) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the execution and delivery by such Person of a customary indemnity agreement (in the form included in the Letter of Transmittal) to provide indemnity against any claim that may be made against it with respect to such Certificate, Parent and the Representative shall cause the Paying Agent to pay to such Person the portion of the Per Share Common Payment, payable in respect of the number of Common Shares evidenced by such Certificate, subject to Section 2.6.

25

(v) Payment Funds. Any portion of the funds deposited with the Paying Agent that remains unclaimed by the Company Stockholders as of the one (1) year anniversary of such deposit may, at Parent’s election, be paid to the Surviving Corporation. In such event, any former Company Stockholders who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation with respect to the consideration such stockholder is entitled to, as determined pursuant to this Agreement, in each case, without any interest thereon.

(b) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.12.

(c) Limitation on Liability. Notwithstanding anything to the contrary in this Article 2, none of the Surviving Corporation, Parent or Merger Sub shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law. Neither Parent nor any Affiliate of Parent (including, following the Closing, the Surviving Corporation) nor the Representative shall have any liability whatsoever to any Person to the extent arising from or related to the allocation of consideration payable under this Agreement or any calculations made by the Company (prior to the Closing), the Representative, their respective Affiliates or any representatives of the foregoing, including in respect of the determination of the Per Share Common Payment (and the amounts payable pursuant to Section 2.7(b)(iv), and the determination of the Pro Rata Share of each Company Stockholder, in each case as set forth in the Estimated Purchase Price or flow of funds delivered pursuant to Section 2.7(c).

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, as of the date of this Agreement and as of the Closing:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Group Company (other than the Company) is a corporation, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction other than its jurisdiction of formation or organization (as applicable) in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to own, lease and operate all of its material assets and properties and to carry on its businesses as it is presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(b) The Company has previously delivered to Parent correct and complete copies of the Governing Documents of each Group Company, in each case, as amended, restated, supplemented or otherwise modified and in effect on the date of this Agreement. The current officers and members of the board of managers or board of directors, as applicable, of each Group Company are as set forth on Schedule

26

3.1(b). No Group Company is in violation of any of such Person’s Governing Documents in any material respect, except for violations that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies.

Section 3.2 Capitalization of the Group Companies.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 200,000 shares of Common Shares, 99,131 of which are issued and outstanding and 10,000 shares of preferred stock, par value $0.01 per share, of which none are issued and outstanding. Schedule 3.2(a) sets forth a list of the names of each Company Stockholder and the number and class of shares of Common Shares held by each such Company Stockholder as of the date of this Agreement. All of the issued and outstanding Common Shares have been duly authorized, validly issued and are fully paid and non-assessable, free and clear of any Liens (other than Liens relating solely to the transferability of securities under applicable securities laws or under the Stockholders Agreement) and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Common Shares are held in treasury.

(b) Schedule 3.2(b) sets forth the name, jurisdiction and form of organization of each Subsidiary of the Company, the authorized capital stock (or equivalent) of each Subsidiary of the Company, and the issued and outstanding Equity Interests in each such Subsidiary. All of the outstanding Equity Interests of each Subsidiary of the Company have been duly authorized and validly issued, fully paid and non-assessable, free and clear of any Liens (other than Permitted Liens) and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(c) Except as set forth on Schedule 3.2(d), no Group Company owns any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any Person (other than a Subsidiary of the Company set forth on Schedule 3.2(b)). No Group Company has any obligation or commitment to provide equity capital to, or invest in, or loan money to, any other Person. Except as set forth on Section 3.2(c), there are no outstanding (i) Equity Interests of any Group Company, (ii) no Equity Interests of any Group Company convertible into or exchangeable or exercisable for Equity Interests of any Group Company, (iii) no subscriptions, calls, options, warrants, or other agreements providing for the purchase, issuance or sale of any Equity Interests in any Group Company and no obligations of any Group Company to issue or sell, any shares of capital stock of, Equity Interests in or debt securities of, any Group Company, (iv) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar equity-based rights in any Group Company and (v) bonds, debentures, notes, or other obligations, the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of the Equity Interests of the Company or any Company Subsidiary on any matter. Except as may be set forth in the Stockholders Agreement, there are no, nor will there be any, proxies, voting trusts, agreements or other understandings to which the Company or any of Company Subsidiary is, or will be, a party with respect to the voting of any Equity Interests of the Company or any Company Subsidiary.

(d) Schedule 3.2(d) contains a complete and correct list of each outstanding Option, including (i) the holder, (ii) the date of grant, and (iii) the number of Common Shares subject to such Option, (iv) the applicable exercise price per Company Share. All Options were granted under the Option Plan. Correct and complete copies of the standard agreement evidencing Options and each agreement evidencing an Option that does not conform to the standard agreement in any material respect have been made available to Parent. No Option is subject to Section 409A of the Code. Each Option may, by its terms, be treated at the Closing as set forth in Section 2.6(c).

27

(e) There are no outstanding obligations of any of the Group Companies to repurchase, redeem or otherwise acquire any securities or Equity Interests in any Group Company.

Section 3.3 Authority. The Company has the corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Transactions (the “Ancillary Documents”) by the Company and to consummate the Transactions. Except for the adoption and approval of this Agreement and the consummation of the Transactions by the Company Stockholders who hold at least a majority of the issued and outstanding Common Shares, the execution and delivery of this Agreement and the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is or will be a party has been or will be upon execution thereof) duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be or has been duly and validly authorized, executed and delivered by the other Persons party thereto), in each case enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 3.4 Financial Statements.

(a) Attached hereto as Schedule 3.4 are true and complete copies of (i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 30, 2020 and October 29, 2021, and the related audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year of the Company then ended (and notes thereto) (such financial statements, collectively, the “Company Financial Statements”). Except as set forth on Schedule 3.4, the Company Financial Statements, including footnotes thereto, (i) have been prepared based on the books and records of the Group Companies and have been prepared in accordance with GAAP, and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations, stockholders’ equity and cashflows for the periods then ended.

(b) There are no outstanding Liabilities or obligations of any of the Group Companies other than: (1) liabilities adequately reserved against and specifically reflected in the Company Financial Statements or expressly disclosed in the notes of the October 29, 2021 statements included therein; (2) liabilities not required under GAAP to be reserved against on a balance sheet; (3) liabilities incurred in the ordinary course of business since October 30, 2021, which would not be material (individually or in the aggregate) to the Group Companies, taken as a whole, and which do not relate to breach of Contract, breach of warranty, tort, or infringement or violation of Law or any cause of action, claim or lawsuit; and (4) liabilities incurred in connection with the transactions contemplated by this Agreement that will be taken into account as Funded Indebtedness in the calculation of the Purchase Price.

(c) Schedule 3.4(c) sets forth a true and complete listing of all Funded Indebtedness of each of the Group Companies, including the aggregate principal amount outstanding under each item of such Funded Indebtedness, and a listing of all letters of credit issued for the account of, or at the request of each of the Group Companies, or for which any thereof as any potential reimbursement obligation upon a drawing thereunder, in each case as of the date that is no more than four (4) Business Days prior to the date hereof.

28

(d) To the knowledge of the Company, except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Company and each of its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls designed to provide reasonable assurance that (i) its business is operated in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of each member of the Group Companies in conformity with Accounting Principles or any other criteria applicable to such financial statements, and to maintain accountability for items therein, and (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization. To the knowledge of the Company, there has been no fraud with respect to any member of the Group Companies that involves any of the management or other employees of any member of the Group Companies or any claim or allegation regarding any of the foregoing.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which any Group Company is a party or the consummation by the Group Companies of the Transactions, except for (i) compliance with and filings under the Competition Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) execution and delivery of the Company Stockholder Approval, and (iv) those the failure of which to obtain or make would not reasonably be expected to be material to the Group Companies, taken as a whole. None of the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Group Companies of the Transactions (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in any violation or breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in a modification or loss of benefit under, give rise to any right of revocation, modification, termination, cancellation or acceleration under (in each case, whether with notice or lapse of time or both), require any consent, notice, waiver or approval under, any of the terms, conditions or provisions of any Material Contract or Material Permit, (c) violate, conflict with, breach, result in any loss of rights under, or trigger new obligations under, any Order or Law of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as expressly contemplated by this Agreement or with respect to Permitted Liens, result in the creation or imposition of any Lien upon any of the assets, rights or properties of any Group Company, except in the case of each of clauses (b) through (d) above, as would not reasonably be expected to have a Material Adverse Effect.

Section 3.6 Material Contracts.

(a) Schedule 3.6(a) sets forth a complete and accurate list of each Contract to which any of the Group Companies is a party or by which any of the Group Companies or any of their respective properties or assets is bound as of the date of this Agreement that is of a type described below (collectively, the “Material Contracts”):

(i) any Contract (other than any sale and purchase orders entered into in the ordinary course of business) with any Material Customer or Material Supplier;

(ii) any Contract for the employment of any employee on a full-time, part-time or other basis providing annual base salary and guaranteed bonus in excess of $150,000 per year;

29

(iii) any lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) any Contract relating to the Company or any Company Subsidiary’s ownership of, investment in or sharing of profits or expenses with any Person or any partnership agreements or joint venture agreements to which any Group Company is a party or is bound;

(v) any Contract prohibiting any Group Company from freely engaging in any business that is material to the Group Companies, taken as a whole;

(vi) any Contract relating to acquisitions or dispositions consummated by any of the Group Companies with any third party of the assets comprising an operating business or any division thereof of any such third Person or the capital stock or other Equity Interests of any such third party, in each case, which both (a) are for consideration in excess of $1,000,000 and (y) that contain ongoing monetary Liabilities (contingent or otherwise, accrued or unaccrued), or other ongoing material obligations (other than customary confidentiality obligations) or rights;

(vii) any Contract under which (A) any Group Company uses or has been granted any license rights (including rights granted on a service basis) under any Intellectual Property Rights owned by any other Person (other than Commercially Available Software), which Intellectual Property Rights are material to the conduct of the business of the Group Companies and are not incidental to the general purpose of the contract; (B) a Group Company has granted to any other Person any license rights under any Group Company IP Rights (other than non-exclusive licenses granted by a Group Company in the ordinary course of business); and (C) any Intellectual Property Right that is material to the business of the Group Companies is or has been developed by or for a Group Company, assigned to a Group Company by any other Person, or assigned by a Group Company to any other Person (other than standardized Contracts entered into with employees, officers, directors and contractors of a Group Company in the ordinary course of business, which standard forms have been made available to the Buyer) (the agreements listed in subsections (A) through (C) above, the “Group Company IPR Agreements”);

(viii) any Contract entered into with a Material Customer or Material Supplier that provides any third parties with “most favored nation” pricing terms (or similar provisions in which pricing, discounts or benefits are based on those provided to another Person);

(ix) any Contract requiring the purchase of all or substantially all of the Company or any Company Subsidiary’s requirements for a particular product or service from a supplier or otherwise containing “take or pay” or minimum purchase provisions, in each case, that involve annual payments (in any calendar year) in excess of $750,000 or $2,000,000 over the term of the Contract;

(x) any Contract restricting in any material respect the ability of any Group Company to use, disclose, register, transfer or enforce any Owned Group Company IP Rights;

(xi) any Contract with any Governmental Entity;

(xii) Contracts under which any Group Company has directly or indirectly guaranteed or otherwise agreed to be responsible for Liabilities of any Person (other than another Group Company) in excess of $750,000 or has committed to do any of the foregoing;

30

(xiii) any settlement, conciliation, or similar Contract pursuant to which any Group Company will be required to pay consideration or to satisfy material non-monetary obligations following the date of this Agreement; and

(xiv) other than any Contracts specified in clauses (i) through (xiii) above, Contracts that involve payments by or to any Group Company of $1,000,000 or more in fiscal year 2021 (other than sale and purchase orders in the ordinary course of business).

(b) An accurate and complete copy of each Material Contract has been made available to Parent by the Company (together with all amendments, restatements and supplements thereto). Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the applicable Group Company and is in full force and effect and is enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (assuming due authorization and execution and delivery of such Material Contract by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.6(b), (i) no Group Company or, to the knowledge of the Company, other party thereto is in breach of any material obligations under any Material Contract (or any obligations in connection with the 5.1(e) Relationship) and (ii) (x) during the past twelve months, no Group Company has received written notice of any default or event that (with due notice or lapse of time or both) would constitute a default by any member of the Group Companies under any Material Contract (other than with Material Customers) that has not been cured or waived, except for defaults that are not and would not reasonably be expected to be material to the Group Companies, taken as a whole and (y) since the Look-Back Date, no Group Company has received written notice of any default or event that (with due notice or lapse of time or both) would constitute a default by any member of the Group Companies under any Material Contract with a Material Customer or the Material Contract with the 5.1(e) Relationship that has not been cured or waived, except in the case of Material Customers, for defaults that are not and would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.7 Absence of Changes.

(a) Except as set forth on Schedule 3.7(a), since October 30, 2021, (i) the Group Companies have not had a Material Adverse Effect, (ii) except to the extent reasonably required or due to a COVID-19 Measure or as would not reasonably be expected to be material to the Group Companies, taken as a whole, each Group Company has conducted its business in the ordinary course of business consistent with past practices, and no Group Company has reduced, suspended, terminated or materially modified any operations of the Company or any Subsidiary of the Company as a result of COVID-19 and (iii) no Group Company has made any change to its working capital or cash management practices or accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) outside the ordinary course of business, except as required by either Laws or GAAP.

(b) Except as set forth on Schedule 3.7(b), during the period beginning on the date of October 30, 2021 and ending on the date of this Agreement, there has been no action by any Group Company which, if such action had been taken by a Group Company between the date of this Agreement and the Closing Date, would have required the consent of Parent under Section 5.1(B).

Section 3.8 Litigation. Except as set forth on Schedule 3.8, there is no, and since the Look-Back Date, there has been no (a) Action pending or threatened in writing, (or to the Company’s knowledge, threatened orally), by or against any Group Company or any of their respective assets or properties or operations or directors or executives (in their capacities as such) that would be, individually or in the aggregate, material to the Group Companies, or (b) Orders against any Group Company or any of their

31

respective assets or properties or operations or directors or executives (in their capacities as such) that would be material to the Group Companies, individually or in the aggregate.

Section 3.9 Permits; Compliance with Applicable Law.

(a) The Group Companies have obtained and hold, and are in compliance with, all material federal, state, local and foreign permits, licenses, registrations, approvals, operating authorities, certificates and other authorizations of and from all Governmental Entities necessary for the lawful conduct and operation of their respective businesses as presently conducted or that are necessary for the lawful ownership of their respective properties and assets, including pursuant to Environmental Law (each, a “Material Permit”). A complete and correct list of all Material Permits is set forth on Schedule 3.9(a). All such Material Permits are in the possession of the applicable Group Company, are valid and in full force and effect and, as of the date of this Agreement, to the knowledge of the Company, no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a material default thereunder or a material violation thereof. Since the Look-Back Date or earlier if unresolved, no Group Company has received any written notice or, to the knowledge of the Company, other notification (a) asserting that any Group Company is not in compliance with any Material Permit or (b) threatening to revoke any Material Permit or that any Material Permit will not be renewed. The Company has made available to Parent correct and complete copies of all Material Permits. All fees and charges with respect to such Material Permits that are due as of the date of this Agreement have been paid in full in all material respects.

(b) The Group Companies are, and since the Look-Back Date have been, in compliance in all respects with all applicable Laws, except for any such failure to be so in compliance as is not, individually or in the aggregate, material to the Group Companies. Since the Look-Back Date, none of the Group Companies, their respective directors, senior executive officers (in their capacities as such) or, to the Company’s knowledge, any other officer, employees, agents or other Persons acting on their behalf (in each case, in their capacities as such) have received a subpoena or other written notice, or have been the subject of any internal or external review, investigation, or other inquiry, alleging a material violation of any applicable Laws or orders of any Governmental Entity.

(c) In the past five (5) years, and except as would not reasonably be expected to be material to the Group Companies, the Group Companies and their respective directors, officers, employees, and, to the Company’s knowledge, its agents and other Persons acting on their behalf (in each case, in their capacities as such): (i) have complied in all material respects with the Foreign Corrupt Practices Act of 1977; and (ii) have not unlawfully offered, promised or made payments of money or anything of value, whether directly or knowingly indirectly, to any Government Official to (w) influence any official act or decision of a Government Official, (x) induce a Government Official to do or omit to do any act in violation of a lawful duty, (y) secure any improper business advantage or (z) obtain or retain business for, or otherwise direct business to, the Group Companies.

(d) In the past five (5) years, and except as would not reasonably be expected to be material to the Group Companies, the Group Companies and their respective directors, officers, employees and to the Company’s knowledge, its agents and other Persons acting on their behalf (in each case, in their capacities as such) have complied in all material respects with all applicable import and export controls and economic sanctions Laws of the United States, the United Nations Security Council, and any other applicable jurisdiction (each a “Sanctions Authority”) (collectively, “International Trade Laws”). There are no claims pending or, to the Company’s knowledge, threatened in writing against the Group Companies or their respective directors, officers, employees with respect to International Trade Laws. None of the Group Companies or any of their respective officers, directors, employees, agents or representatives is designated on, or is directly or indirectly owned or otherwise controlled by any Person that is (i) designated on, any

32

economic or financial sanctions list maintained by any Sanctions Authority, including the U.S. Department of Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons List or (ii) organized, ordinarily resident or located in a country or territory that is the subject of comprehensive sanctions administered by OFAC that broadly prohibit dealings or transactions in, with or involving such country or territory. The Group Companies and, to the Company’s knowledge, other Persons acting on their behalf (in each case, in their capacities as such) have properly paid all applicable duties, tariffs, and other fees, and made all necessary filings or other declaration – as required under applicable International Trade Laws.

Section 3.10 Employee Plans.

(a) Schedule 3.10(a) lists all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have made available to Parent copies of, as applicable: (i) the current plan document (and all amendments thereto) (or, in the case of a material unwritten Employee Benefit Plan, a summary of the material terms and conditions thereof), (ii) the most recent summary plan description and all summaries of material modifications thereto, (iii) the most recent determination or opinion letter received from the IRS, (iv) the three most recently filed Form 5500 annual reports, (v) any non-routine correspondence provided to or received from a Governmental Entity since the Look-Back Date and (vi) any related trust agreement, insurance contract or other funding vehicle.

(b) Except as set forth on Schedule 3.10(b), no Group Company sponsors, maintains, contributes to or is required to contribute to, or has in the past six (6) years sponsored, maintained or contributed to, or has any liability or obligation (whether fixed or contingent, including liability on account of an ERISA Affiliate) with respect to: (i) a Multiemployer Plan, (ii) a plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA or (iv) any “multiple employer plan,” as defined in Section 413(c) of the Code. With respect to each Employee Benefit Plan required to be set forth on Schedule 3.10(b) that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code (other than a Multiemployer Plan): (A) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, (B) there was not any failure to satisfy the minimum funding standard (within the meaning of Section 303 of ERISA or Section 412 of the Code), whether or not waived; (C) there is no “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of “current value” of “assets” accrued but unpaid contributions); (D) neither the Group Companies nor any ERISA Affiliate is required to provide security under Section 436(f) of the Code, (E) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”) and (F) no filing has been made by any Group Company or any ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any Employee Benefit Plan and no condition exists which could constitute grounds for the termination of any such Employee Benefit Plan by the PBGC.

(c) Except as set forth on Schedule 3.10(c), no Employee Benefit Plan provides health or life insurance benefits to any Relevant Service Provider other than health continuation coverage pursuant to COBRA or similar applicable Law.

(d) Except as set forth on Schedule 3.10(d), each Employee Benefit Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan upon which the Group Companies may rely and, to the Company’s knowledge,

33

no events have occurred that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(e) Since the Look-Back Date, no Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. As of the date of this Agreement, there is no proceeding, audit or other claim (other than non-material routine claims and appeals for benefits in the ordinary course) pending or, to the Company’s knowledge, threatened, with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. All contributions, premiums and payments related to each Employee Benefit Plan have been timely discharged and paid in full on or prior to the date of this Agreement or, to the extent not yet due, properly reflected as a liability on the Company Financial Statements in accordance with the terms of the applicable Employee Benefit Plan and GAAP.

(f) Except as set forth on Schedule 3.10(f), neither the execution and delivery of this Agreement nor the consummation of the Transactions, whether alone or combined with the occurrence of any other event, including a termination of employment or service will: (i) entitle any Relevant Service Provider to any retention, transaction or change in control payment or benefit under an Employee Benefit Plan or otherwise; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such Relevant Service Provider under an Employee Benefit Plan or otherwise; or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g) No Tax penalties or additional Taxes have been imposed on any Relevant Service Provider, and no acceleration of Taxes has occurred to any Relevant Service Provider, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Company Employee Benefit Plan. No Group Company has an obligation to indemnify, gross-up or make any additional payment to any Relevant Service Provider for any Tax incurred pursuant to Section 409A or 4999 of the Code.

(h) With respect to each Employee Benefit Plan that is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to any Relevant Service Provider (or any dependent or beneficiary thereof) that is subject to the laws of any jurisdiction outside of the United States (each, a “Foreign Plan”): (i) such Foreign Plan is and has been administered since the Look-Back Date in material compliance with its terms and all applicable Laws of each jurisdiction in which such Foreign Plan is maintained, (ii) all contributions to, and payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the applicable Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, (iii) there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan and (iv) the consummation of the Transactions will not create or otherwise result in any material liability with respect to such Foreign Plan. No Foreign Plan has unfunded or underfunded liabilities not accurately accrued in accordance with GAAP.

Section 3.11 Environmental Matters.

(a) Except as set forth on Schedule 3.11(a), the Group Companies are, and for the past five (5) years have been, in compliance in all material respects with all applicable Environmental Laws and all Material Permits required pursuant to Environmental Laws;

34

(b) Except as set forth on Schedule 3.11(b), since the Look-Back Date or earlier if unresolved, no Group Company has received any written notice of any material violation of, or material Liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws, and there is no material Action or material Order pending or, to the Company’s knowledge, threatened against or imposing obligations on any Group Company pursuant to Environmental Law.

(c) Except as set forth on Schedule 3.11(c), there has been no Release of Hazardous Substances at, on, under, to or from any Leased Real Property or any other real property currently or formerly owned, leased or operated by any Group Company or any of their predecessors, where such Release would reasonably be expected to result in any Group Company incurring material Liability under Environmental Law.

(d) Except as set forth on Schedule 3.11(d), there has been no exposure of any Person to Hazardous Substances by any Group Company that would reasonably be expected to result in any Group Company incurring material Liability under Environmental Law.

(e) Except as set forth on Schedule 3.11(e), no Group Company has assumed by Contract or operation of Law any material Liability of another Person under Environmental Law.

(f) The Company has provided Parent with copies of all material, non-privileged written environmental assessments, audits, investigations, or reports and all other material, non-privileged documents pertaining to: (i) the environmental condition of the Leased Real Property or any other real property currently or formerly owned, leased or operated by any Group Company or any of their predecessors, or (ii) the compliance of each Group Company with Environmental Law, or (iii) the Liability of the Group Companies pursuant to Environmental Law, in each case where such documents are in the possession, custody or control of any Group Company.

Section 3.12 Intellectual Property.

(a) Except as set forth on Schedule 3.12, each of the Group Companies owns, licenses or otherwise has the valid right to use, free and clear of all Liens except for Permitted Liens, all material Intellectual Property Rights used in or otherwise required for the operation of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”).

(b) Schedule 3.12(b) sets forth a complete and correct list of: (i) issued Patents, (ii) registered Copyrights, (iii) registered Trademarks, (iv) registered domain names, (v) pending applications for any registrations of a type referred to in the immediately preceding clauses (i) through (iv) and (vi) material Software, in each case included in the Owned Group Company IP Rights. Except as set forth in Schedule 3.12(b), each item of Owned Group Company IP Rights required to be identified in Schedule 3.12(b)(i)-(v): (i) is registered and/or recorded in the name of a Group Company, is in full force, has been duly applied for and registered in accordance with applicable Law and is valid and enforceable; (ii) has no unsatisfied past or overdue maintenance or renewal obligation; and (iii) has not since the Look-Back Date been and is not involved in any opposition, cancellation, interference, inter parties review, reissue, reexamination or other similar proceeding.

(c) A Group Company is the sole and unrestricted legal and beneficial owner of all Owned Group Company IP Rights owned or purported to be owned by it, and no Owned Group Company IP Rights will at Closing be subject to any Liens, adverse claims, any requirement of any past (if outstanding), present or future royalty payments, or otherwise encumbered or restricted by any rights of any third party other than Permitted Liens. Except as would not be material to the Group Companies, the execution, delivery and performance of this Agreement and the consummation of the transactions

35

contemplated thereby will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use of, any rights in or change any royalties, revenue sharing or other payments made with respect to any Owned Group Company IP Rights or Group Company IPR Agreement.

(d) Except as set forth on Schedule 3.12(d), (x) since the Look-Back Date, no Group Company has received any written notice of any claim and there is not currently pending or threatened in writing, any claim, proceeding or other Action against any Group Company either (A) contesting the use, validity, enforceability or ownership of any Group Company IP Rights, or (B) alleging that any Group Company is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, and (y) there are no claims, proceedings or other Actions currently pending or threatened in writing or, to the Knowledge of the Company, orally that have been brought or made by any Group Company against, and since the Look-Back Date no Group Company has sent any written notice of any claim to or commenced any proceeding or other Action against, any Person alleging any material infringement, misappropriation or other violation of any Group Company IP Rights.

(e) Except as set forth on Schedule 3.12(e), (i) the business of the Group Companies as currently conducted and as conducted in the past six (6) years, including any products and services of the Group Companies, is not infringing, misappropriating or otherwise violating and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third Person in any material respect, (ii) there are no claims, actions or other Actions (including opposition or cancellation proceedings) against any Group Company that were made in the past six (6) years or are presently pending, or with respect to which any Group Company has received any written notice from any Person alleging any such infringement, misappropriation or other violation; and (iii) to the Company’s knowledge, no Person is currently infringing, misappropriating or otherwise violating, or in the past six (6) years infringed, misappropriated or otherwise violated, any Group Company IP Rights in any material respect.

(f) The Group Companies have taken commercially reasonable measures to maintain and protect all material Group Company IP Rights, including to preserve the confidentiality of all material Trade Secrets owned by the Group Companies and any confidential information owned by any Person to whom a Group Company has a confidentiality obligation. There has not been any disclosure of any Trade Secret that is part of the Group Company IP Rights to any Person in a manner that has resulted in, or is likely to result in, the loss of trade secret rights in and to such Trade Secret.

(g) The Group Companies have secured from all inventors, authors and other persons who participated in the conception, reduction to practice, creation or development of any Intellectual Property Rights for the Company that are material to the conduct of the business of the Group Companies (each, an “Inventor”) (including the Group Company’s employees, consultants or contractors, as applicable), sole legal and beneficial ownership of each Inventor’s right, title and interest in such Intellectual Property Rights. Without limiting the foregoing, each Inventor has executed a written and enforceable agreement in favor of the applicable Group Company providing for the non-disclosure by such Person of confidential information and assignment of all right, title and interest to such Intellectual Property Rights to the applicable Group Company, which agreement includes a present tense assignment of present inventions. No current or former employee, consultant or contractor of the Group Companies: (i) is in violation of any term or covenant of any agreement relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other agreement with any other party by virtue of such employee’s, consultant’s or contractor’s being employed by, or performing services for, the Group Companies, or using trade secrets or proprietary information of others without permission or (ii) has developed any Intellectual Property Rights for a Group Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Intellectual Property Rights.

36

(h) All material information technology hardware and software used or held for use by the Group Companies in their businesses (the “IT Assets”) are either owned by, licensed or leased to, the Group Companies. Except as set forth on Schedule 3.12(h), the IT Assets are adequate and sufficient in all material respects to meet the Processing and other business requirements of the Group Companies as the business is currently conducted. The IT Assets have been properly maintained, performed adequately and not materially malfunctioned or failed at any time during the last twenty-four (24) months (subject to temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Group Companies and which have been corrected), and to the Company’s knowledge are free of any Malicious Code.

(i) During the last twenty-four (24) months, no Person has gained unauthorized access to any IT Asset (excluding any external hack or similar attack that did not affect the IT Assets for a prolonged period or pose any material threat to the operations of the IT Assets).

(j) The Group Companies have taken commercially reasonable precautions (including by way of outsourcing to third parties), including establishing and maintaining commercially reasonable contingency plans, back-up facilities and disaster recovery technology designed to protect the IT Assets against (i) overload, failure, limitation of system capacities, manual misuses and other material interruptions of regular business operations, (ii) fire, explosion, flood, any other calamity and other material interruptions of regular business operations as well as (iii) unauthorized access or manipulation by third parties.

(k) No Software included in Owned Group Company IP Rights (“Company Software”) or tangible embodiments thereof have been placed in escrow for the benefit of any third party. No Company Software were developed in whole or in part using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software in a manner that requires or conditions the use or distribution of such Company Software on the disclosure, licensing or distribution of any source code for any portion of such Company Software, or otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, transfer or distribute any such Company Software.

(l) The Group Companies are and have at all times since the Look-Back Date been in compliance in all material respects with all Data Security Requirements. No written notices have been received by any Group Company, no written claim or Action has been asserted, and no Group Company has been advised of any audit, investigation, enforcement action, inquiry or claim that has been commenced or conducted by any Person or Governmental Entity during the past three (3) years, and none of the foregoing are currently pending or threatened in writing against any Group Company, alleging any violation of any Data Security Requirements or relating to the Processing, collection, storage, use, dissemination or other disposition of any Personal Information or other sensitive information by any Person or Governmental Entity in connection with any of the business of any Group Company, and, to the Company’s knowledge, there is no reasonable basis for any of the foregoing. No Person has claimed or, to the knowledge of the Company, threatened in writing to claim any material amount of compensation (or an offer for compensation) from any of the Group Companies under or in connection with any actual or alleged violation of any Data Security Requirement.

(m) Except as would not reasonably be expected to be material to the Group Companies, the Group Companies have obtained, as applicable, all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the transactions contemplated by this Agreement. The Group Companies will, immediately following the Closing Date, continue to be permitted to Process Personal Information on terms substantially identical to those in effect as of the date of this Agreement.

37

(n) The Group Companies have established and maintain commercially reasonable technical, physical and organizational measures designed to protect Company Data to which any of the Group Companies controls or otherwise Processes, including against Data Security Breaches. Since the Look-Back Date, there has been no material Data Security Breach.

Section 3.13 Labor Matters.

(a) Except as set forth on Schedule 3.13(a), (i) no Group Company is party to or bound by any collective bargaining agreement, works council agreement or similar labor contract with any labor organization and no employees of any Group Company are represented by any union, works council or similar organization, (ii) there is no, and since the Look-Back Date there has been no, pending or, to the knowledge of the Company, threatened, demand for recognition or petition or certification for the formation of a collective bargaining unit involving the employees of any Group Company, (iii) there is no, and since the Look-Back Date there has been no, strike, walk out, work slowdown, work stoppage, lockout, unfair labor practice charge, grievance, or other labor dispute pending or, to the knowledge of the Company threatened, against any Group Company, and (iv) there is no, and since the Look-Back Date there has been no, material union organization campaign with respect to any employees of any Group Company.

(b) The Company has not implemented any (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act or any similar state or local Law (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Group Company; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of such Group Company since the Look-Back Date, in each case with respect to which there is any unsatisfied liability.

(c) Except as set forth on Section 3.13(c), each Group Company is, and since the Look-Back Date has been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment of employees, former employees, and prospective employees, hiring, health and safety, wages and hours, overtime, pay equity, worker classification, immigration, employment discrimination, harassment, retaliation, privacy, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, terminations, collective bargaining, fair labor standards, personal rights, labor relations, family and medical leave or any other labor and employment-related matters. Without limiting the generality of the foregoing, (i) all persons classified by the Group Companies as consultants or other independent contractors providing services to Group Companies’ Business are and, for the three (3) year period prior to the date of this Agreement, have been properly classified as independent contractors, rather than employees, and (ii) all employees of the Group Companies have been properly classified as exempt or non-exempt, as appropriate, for purposes of the Fair Labor Standards Act and similar state and local Laws. All Employees as of the date of this Agreement are legally authorized to work in the United States, and the Group Companies have obtained and retained a properly completed form I-9 for each U.S. employee of any Group Company.

(d) Except as set forth on Schedule 3.13(d) of the Disclosure Schedules, as of the date of this Agreement, no investigation, review or proceeding by any Governmental Entity with respect to any of the Group Companies in relation to any actual or alleged violation of any employment or labor Laws is pending or, to the knowledge of the Company, threatened in writing, nor has any Group Company received any written notice from any Governmental Entity indicating an intention to conduct the same. Except as set forth on Schedule 3.13(c) of the Disclosure Schedules, as of the Look-Back Date, no Group Company has experienced, and to the Company’s knowledge, there is not now threatened in writing, any claims, charges, or lawsuits filed with any Governmental Entity or on behalf of any employee or former employee of the

38

Company, or any person claiming to be an employee of the Company, or any applicant for employment with respect to his or her employment, termination of employment, or any employee benefits.

(e) The Group Companies provided for review a complete and accurate list of all (i) employees of the Group Companies and each such employee’s employer, position, job location, classification as exempt or non-exempt, status as active or on leave, and salary or wage rate; and (ii) consultants and other independent contractors currently engaged to provide services to the Group Companies’ Business as individuals and not through a company, along with each such contractor’s approximate hourly engagement per week and scope of services, and whether such contractor has signed a written agreement with any Group Company.

Section 3.14 Insurance. Schedule 3.14(a) contains a complete and accurate list of all material insurance policies in force of the Group Companies on their properties, assets, products, business or personnel as of the date of this Agreement (collectively, the “Insurance Policies”). The Company is not in material default under any such insurance policies and, since the Look-Back Date, has not received any written or other notice of cancellation, termination, non-renewal or denial of coverage with respect to any such insurance policy. Correct and complete copies of each Insurance Policy have been provided to Parent. All such policies are in full force and effect, and are legal, valid, binding, outstanding policies and enforceable by the Group Companies subject to the terms, conditions, exclusions and limitations contained therein. With respect to each such Insurance Policy, (i) all insurance premiums and other payments due thereon have been timely paid in the full amount then due, (ii) no notice of cancellation, termination or denial of coverage has been received by any Group Company with respect to any such Insurance Policy, (iii) no Group Company is in default with respect to their obligations thereunder, and each Group Company is otherwise in compliance with the terms thereof in all material respects, and (iv) no Group Company has received a written (or to the Company’s knowledge, oral), notice of non-renewal from any of their respective insurers. There are no material outstanding claims under any such Insurance Policy. Except as set forth on Schedule 3.14(b), to the Company’s knowledge, no event has occurred or circumstance exists which limits or impairs the right of any Group Company under any Insurance Policies, or that would result in any material changes to the coverage afforded under future renewals of the Insurance Policies.

Section 3.15 Tax Matters. Except as set forth on Schedule 3.15:

(a) each Group Company has prepared and timely filed (or has had so prepared and filed on its behalf) (taking into account applicable extensions of time to file) all material Tax Returns required to be filed with respect to such Group Company and all such Tax Returns are true and correct in all material respects;

(b) each Group Company has timely paid (or has paid on its behalf) (taking into account applicable extensions of time to file) all material Taxes of such Group Company that are due and payable;

(c) no Group Company is currently the subject of a Tax audit or examination, or any ongoing judicial or administrative proceeding, contest, or litigation with respect to Taxes;

(d) no Group Company has consented in writing to extend the time, or is the beneficiary of any extension of time to pay any Tax or file any Tax Return (other than automatic extensions), in which any material Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect), and no Group Company has waived any statute of limitations in respect of Taxes (other than any waiver which is no longer in effect);

39

(e) no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, or underpayment of a material amount of Tax which has not since been satisfied by payment or been withdrawn;

(f) no written claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to a material amount of taxation by that jurisdiction;

(g) there are no Liens for a material amount of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies or upon the Common Shares;

(h) no Group Company (i) has been a member of an affiliated group filing a consolidated, combined, or unitary Tax Return, other than a group the common parent of which was the Company, (ii) has any liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or non-U.S. Law), or (iii) has any liability for Taxes as a transferee or successor, or by Contract (other than a contract not primarily related to tax) or otherwise;

(i) no member of the Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed by Section 355(a) or Section 361 of the Code in the past two years;

(j) no Group Company is a party to or has engaged in any transaction that, as of the date of this Agreement, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations;

(k) no Group Company is party to any “closing agreement” as described in Section 7121 of the Code (or any comparable provision of federal, state, local or non-U.S. Law) or similar agreement with any taxing authority, and there are no outstanding powers of attorney with respect to Taxes granted by any Group Company that would have effect after the Closing Date;

(l) no private letter rulings, technical advice memoranda or similar rulings have been requested, entered into or issued by any taxing authority with respect to any Group Company;

(m) no Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date made prior to Closing, (ii) an intercompany transaction entered into prior to the Closing, (iii) the installment method of accounting, the completed Contract method of accounting or the cash method of accounting with respect to a transaction that occurred on or prior to Closing, (iv) an open transaction disposition made on or before the Closing Date, or (v) a prepaid amount received on or prior to Closing;

(n) no Group Company has a deferred payment obligation pursuant to Section 965 of the Code;

(o) except as taken into account in the calculation of Funded Indebtedness, no Group Company has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 or 2021 pursuant to Section 2302 of the CARES Act (or any successor provision, as applicable), which Taxes would otherwise have been payable by the Group Company in respect of calendar year 2020 or 2021 (as applicable) but for the application of the CARES Act (or any

40

successor provision, as applicable), and no Group Company has applied for or incurred any U.S. Small Business Administration Paycheck Protection Program loan;

(p) the unpaid Taxes of the Group Companies do not, as of the date of the latest Company Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Company Financial Statements; and

(q) each Group Company has complied with applicable escheat and unclaimed property Laws in all material respects.

Section 3.16 Brokers. No broker, finder, financial advisor or investment banker, other than Raymond James & Associates and Piper Sandler & Co. (whose fees and expenses shall be paid at or prior to the Closing by the Company in accordance with the Company’s agreement with such Persons), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Group Company or any of its Affiliates. Following the Closing there shall be no Liabilities thereunder on the part of Parent or its Affiliates (including the Group Companies).

Section 3.17 Real Property.

(a) Leased Real Property. Schedule 3.17(a) sets forth a true and complete list of all locations of real property (such real property, the “Leased Real Property”) which any Group Company rents and occupies under lease, sublease or license as a tenant, subtenant or licensee as of the date of this Agreement, including, for each such location, the approximate rented square footage, base monthly rental amount, total annual rental amount, and scheduled lease expiration date. Each lease, sublease or license governing Leased Real Property to which a Group Company is subject (including all material amendments, modifications, guaranties and other agreements with respect thereto, each, a “Real Property Lease” and collectively, “Real Property Leases”) is valid and binding on the Group Company party thereto, free and clear of all Liens except Permitted Liens, and enforceable in accordance with its terms (assuming due authorization and execution and delivery of such Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Group Companies have provided Parent with a true and complete copy of each Real Property Lease. Except as set forth on Schedule 3.17(a): (i) each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, is not in breach thereof or default thereunder; (ii) there are no subleases or similar written agreements granting to any Person other than a Group Company the right to use or occupy any Leased Real Property; (iii) no Group Company has collaterally assigned, pledged, mortgaged, deeded in trust or otherwise granted a Lien on its leasehold interest in any Leased Real Property; (iv) no profit sharing, recapture or other obligation, restriction or cancelation of any option under, or termination of such Real Property Leases will arise as a result of the consummation of the transactions contemplated hereby; (v) no Group Company is obligated to pay any leasing or brokerage commission relating to any Real Property Lease that has not already been paid; and (vi) no material construction, alteration or other leasehold improvement work with respect to any Real Property Lease is currently required to be performed and no amount is currently due and payable with respect thereto. Except as set forth on Schedule 3.17(a), with respect to each parcel of Leased Real Property, since the Look-Back Date: (i) no Group Company has received any written notice of (x) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (y) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (z) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently

41

operated; and (ii) neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(b) Owned Real Property. None of the Group Companies owns or, except as set forth on Schedule 3.17(b), has owned, since January 1, 1984, any real property and none of the Group Companies is a party to any Contract or option to purchase any real property or interest therein.

Section 3.18 Transactions with Affiliates. Except as disclosed in Schedule 3.18, no Insider described in clause (a) or (c) of the definition thereof and, to the Company’s knowledge, no Insider described in clause (b) (i) owns, directly or indirectly, any material property right, tangible or intangible, that is used by a Group Company in the conduct of its business or has any material interest, directly or indirectly, in any material property that is used by a Group Company, or (ii) other than an Employee Benefit Plan or a contract disclosed in Schedule 3.6(a), is a party to any Contract, transaction, or other business arrangement with a Group Company, or (iii) owes any money to, or is owed any money by, any Group Company or the Representative (other than compensation and benefits owed by the such Persons to their respective employees in the ordinary course of business), or (v) has any material ownership, participation, royalty, or other material interest in any Person that competes with, does business with, or has any contractual arrangement with, any Group Company or the Representative. Ownership of five (5) percent or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not in and of itself be deemed to be a material financial interest for purposes of this Section 3.18.

Section 3.19 Customers and Suppliers.

(a) Schedule 3.19 sets forth a true and complete list of (i) the ten (10) largest customers of the Group Companies (i.e., to which the Group Companies provided products or services), measured by the aggregate amount of sales made by the Group Companies to such customers during the most recently completed fiscal year of the Group Companies (the “Material Customers”), and (ii) the aggregate amount of such sales made to each such Material Customer during such fiscal year. Except as set forth on Schedule 3.19 or the completion, alteration or termination of any sale or purchase order in the ordinary course of business (subject to such alteration or termination not being for an amount of more than $500,000 for an individual order), no Material Customer has since the Look-Back Date (x) terminated, cancelled or failed to renew, or given the Group Companies written notice that references its intention, or to the knowledge of the Company intends to, to terminate, cancel or fail to renew, its business relationship with the Group Companies (whether or not subject to a Contract) ; or (y) materially reduced or changed the pricing or other terms of, or given the Group Companies written notice that references its intention, or to the knowledge of the Company intends to, to materially reduce or change the pricing or other terms of, its business dealings with the Group Companies; (z) there are no material disputes with any Material Customers, and (zz) no Material Customer has notified any Group Company in writing that such Material Customer is experiencing material business interruptions or other material adverse changes to its business resulting from or relating to COVID-19.

(b) Schedule 3.19(b) sets forth a true and complete list of the ten (10) largest suppliers of the Group Companies (i.e., which provide the Group Companies with products or services), measured by the aggregate amount of sales made by such suppliers to the Group Companies during the most recently completed fiscal year of the Group Companies (the “Material Suppliers”), and the aggregate amount of such sales made by each such Material Supplier during such fiscal year. Except as set forth on Schedule 3.19(b) or the completion, alteration or termination of any sale or purchase order in the ordinary course of business (subject to such alteration or termination not being for an amount of more than $500,000 for an individual order), no Material Supplier has since the Look-Back Date (i) terminated, cancelled, suspended or failed to renew, or given the Group Companies written notice that references its intention, or to the

42

knowledge of the Company intends to, to terminate, cancel, suspend or fail to renew, its business relationship with the Group Companies (whether or not subject to a Contract); or (ii) materially or changed the pricing or other terms of, or given the Group Companies written notice that references its intention, or to the knowledge of the Company intends to, to materially reduce or change the pricing or other terms of reduced its business dealings with the Group Companies; (iii) there are no material disputes with any Material Suppliers and (iv) no Material Supplier has notified any Group Company in writing that such Material Customer is experiencing material business interruptions or other material adverse changes to its business resulting from or relating to COVID-19.

Section 3.20 Bank Accounts. Schedule 3.20 contains a complete list of each bank, financial institution, and brokerage company in which each Group Company has an account together with the type of account and the names of all Persons authorized to draw thereon or have access thereto.

Section 3.21 Personal Property. The Group Companies have good and marketable title to, or valid leasehold interests in or licenses for, all material tangible personal property used in the business of the Group Companies, free and clear of all Liens (other than Permitted Liens), and such property is in good working order and condition, ordinary wear and tear excepted

Section 3.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT AND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3, THE COMPANY (ON BEHALF OF ITSELF AND EACH OTHER GROUP COMPANY AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THE GROUP COMPANIES’ ASSETS, AND THE GROUP COMPANIES ON THEIR OWN BEHALF AND BEHALF OF THEIR REPRESENTATIVES SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND PARENT AND MERGER SUB SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company as follows:

Section 4.1 Organization. Parent is a Delaware corporation, and Merger Sub is a Delaware corporation, each of which is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions.

Section 4.2 Authority.

43

(a) Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which Parent and Merger Sub are or will be parties and the consummation of the Transactions have been (and the Ancillary Documents to which Parent and Merger Sub are parties will be) duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceeding (including by their respective equityholders or by the stockholders of Griffon) on the part of Parent or Merger Sub or any of its Affiliates is necessary to authorize this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties or to consummate the Transactions.

(b) This Agreement has been (and execution and delivery of each of the Ancillary Documents to which Parent and Merger Sub is or will be a party has been or will be upon execution thereof) duly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Parent and Merger Sub are parties will be or have been duly authorized, executed and delivered by the other Persons party thereto), enforceable against each of Parent and Merger Sub in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 4.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5, no notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub or the Ancillary Documents to which Parent or Merger Sub are a party or the consummation by Parent and Merger Sub of the Transactions, except for (i) compliance with and filings under the Competition Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) those set forth on Schedule 4.3; and (iv) those the failure of which to obtain or make would not reasonably be expected to prevent or materially delay the Parent or Merger Sub’s ability to consummate the Transactions. Except as set forth on Schedule 4.3, none of the execution, delivery and performance by Parent or Merger Sub of this Agreement and the Ancillary Documents to which Parent or Merger Sub are a party nor the consummation by Parent or Merger Sub of the Transactions will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (b) except as set forth on Schedule 4.3, result in any violation or breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in a modification or loss of benefit under, give rise to any right of revocation, modification, termination, cancellation or acceleration under (in each case, whether with notice or lapse of time or both), require any Consent, notice, waiver or approval under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate, conflict with, breach, result in any loss of rights under, or trigger new obligations under, any Order or Law of any Governmental Entity applicable to Parent or Merger Sub or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not reasonably be expected to prohibit, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the Transactions.

Section 4.4 Litigation. There is no Action pending against the Parent or Merger Sub before any Governmental Entity which would prevent or materially delay the Closing. Neither Parent nor Merger Sub is subject to any outstanding Order, writ, injunction or decree that would prevent or materially delay the Closing.

44

Section 4.5 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Affiliates, in each case for which any Company Stockholders or any Group Company may become liable.

Section 4.6 Financing

(a) Attached hereto as Exhibit E are true, complete and correct copies of (i) the executed equity commitment letter from Griffon Corporation, a Delaware corporation (“Griffon”), dated as of the date hereof, pursuant to which, and subject to the terms and conditions of which, Griffon has agreed to provide equity financing (the “Equity Financing”) to Parent and Merger Sub in connection with the Merger (the “Equity Commitment Letter”), which provides that the Company and Representative are third party beneficiaries thereto, and (ii) an executed debt commitment letter and the fee letter associated therewith (with, in the case of such fee letter, certain customary economic and pricing terms redacted, none of which redacted terms would reasonably be expected to adversely affect, condition or delay the amount or availability of the Debt Financing (as defined below) at the Closing) from the financial institutions (together with any other financial institution that becomes party to the Debt Financing Commitment (as defined below) in accordance with the terms thereof, the “Lenders”) identified therein (together with all exhibits, annexes, schedules and attachments thereto, the “Debt Financing Commitments,” as each may be amended or replaced from time to time to the extent permitted by Section 5.13 and, together with the Equity Commitment Letter, the “Financing Commitments”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). Each of the Financing Commitments is a legal, valid and binding obligation of Parent and Merger Sub. As of the date hereof, each of the Financing Commitments is in full force and effect, and to the knowledge of Parent, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, none of the Financing Commitments has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such withdrawal, rescission, termination, amendment or modification of any such Financing Commitment is contemplated. As of the date hereof, neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth in any of the Financing Commitments, and as of the date hereof no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date hereof, neither Parent nor Merger Sub has any reason to believe that any of the conditions in the Financing Commitments will not be satisfied, or that the Financing will not be made available on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date hereof, neither Griffon nor any Lender has notified Parent or Merger Sub of its intention to terminate any of the Financing Commitments or not to provide the Financing. The net proceeds from the Financing will be sufficient to consummate the transactions contemplated by this Agreement, including the payment of any fees and expenses of or payable by Parent, Merger Sub, or the Company, and any related repayment or refinancing of any Funded Indebtedness of the Company to be made at or prior to Closing, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement (the aggregate amount described in this sentence is referred to as the “Required Amount”). Parent and Merger Sub have paid in full any and all commitment or other fees required by the Debt Financing Commitments that are due and payable on or prior to the date hereof, and will pay, after the date hereof, all such fees as they become due. There are no conditions precedent or contingencies to the obligations of the parties under the Financing Commitments (including pursuant to any “flex” provisions in the related fee letter or otherwise) to make the full amount of the Financing available to Parent and Merger

45

Sub on the terms therein except as expressly set forth in the Financing Commitments. There are no side letters or other agreements, contracts or arrangements to which Parent, Merger Sub, Griffon or any of their respective Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing that could adversely affect the availability of the Financing other than as expressly set forth in the Financing Letters. No Person has any contractual right to impose, and none of Griffon, any Lender, or Parent or Merger Sub has any contractual obligation to accept, any condition precedent to such funding other than any of the conditions expressly set forth in the Financing Commitments nor any reduction to the aggregate amount available under the Financing Commitments on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Financing Commitments on the Closing Date). Subject to the Company’s compliance with this Agreement and the satisfaction (or waiver) of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available on the Closing Date. For the avoidance of doubt, it is not a condition to Closing under this Agreement for Parent or Merger Sub to obtain the Financing or any alternative financing. It is understood that the immediately preceding sentence shall not limit the Company’s obligation to comply with Section 5.13 or otherwise qualify or limit the condition to Parent’s or Merger Sub’s obligation to close pursuant to Section 6.2(b), in each case, as qualified by Section 5.13(d).

(b) Concurrently with the execution of this Agreement, Griffon has delivered to the Company the Guarantee. The Guarantee has been duly and validly executed and delivered by Griffon and is in full force and effect and constitutes a legal, valid and binding obligation of Griffon, and enforceable against Griffon in accordance with its terms, and no event has occurred that, with or without notice, lapse of time or both, could constitute a default on the part of Griffon under the Guarantee.

Section 4.7 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the Transactions and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incidental to its organization and the execution of this Agreement and the consummation of the Transactions.

Section 4.8 Solvency. Immediately after giving effect to the Transactions and the Debt Financing and assuming (i) the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, and (ii) the accuracy in all material respects of the representations and warranties of the Company set forth in Section 3.4, (a) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have incurred debts beyond their ability to pay as they mature or become due, (b) the then-present fair salable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable liabilities (including a reasonable estimate of the amount of all contingent liabilities) and their debts as they become absolute and matured, (c) the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts (including the probable reasonable amount of all contingent liabilities) and (d) the Surviving Corporation and its Subsidiaries will have adequate capital to carry on their business as presently conducted or as currently proposed to be conducted.

Section 4.9 Competitive Activities. Neither Parent nor any of its Affiliates, nor its or their respective Subsidiaries, whether directly or indirectly and whether individually or collectively with one another, (a) own, manage, operate or control any business, whether in corporate proprietorship, via joint venture or partnership form or otherwise, or (b) hold five percent (5%) or more of the voting securities of any entity, in each case, that is engaged in any business or operations that are competing with any of the Group Companies.

46

Section 4.10 Acknowledgement and Representations by Parent and Merger Sub. Parent acknowledges that in making its determination to proceed with the Transactions it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies, and Parent and Merger Sub has relied solely on the results of its own independent investigation, the representations and warranties of the Company expressly and specifically set forth in Article 3 of this Agreement, as qualified by the Disclosure Schedules hereto. Such representations and warranties by the Company set forth in Article 3 of this Agreement, as qualified by the Disclosure Schedules constitute the sole and exclusive representations and warranties of or regarding the Group Companies to Parent and Merger Sub or any of their representatives from the Group Companies and their respective Affiliates in connection with this Agreement and the Transactions, and Parent and Merger Sub (i) understand, acknowledge and agree that neither of them has relied, nor will they rely, upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied, whether such information has been provided in the Data Room or in management interviews or in any other form (including, relating to the future or historical financial condition, results of operations, assets or liabilities of the Group Companies, or the quality, quantity or condition of the Group Companies’ assets or in respect of the accuracy or completeness of any information regarding the Group Companies furnished or made available to Parent and Merger Sub and their representatives) and (ii) waive, on behalf of itself and any of its Affiliates, any right Parent or Merger Sub may have against any Group Company or any other Person (other than rights to bring claims against the insurance carrier (or any excess insurance carrier) under, and pursuant to the terms of, the R&W Insurance Policy or any excess insurance policy) with respect to any inaccuracy in any representation, warranty, statement or information referenced in the foregoing clause (i) or with respect to any omission, on the part of any Group Company or any representative thereof, of any potentially material information other than the representations and warranties expressly set forth in Article 3 of this Agreement (as qualified by the Disclosure Schedules). The Company does not make or provide, and Parent and Merger Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, or condition of the Company’s and its Subsidiaries’ assets or any part thereof except for (and then only to the extent set forth in) the representations and warranties expressly set forth in Article 3. In connection with Parent’s and Merger Sub’s investigation of the Group Companies, Parent and Merger Sub and their representatives have received certain projections, including projected statements of operating revenues and income from operations of the Group Companies and certain business plan information. Parent and Merger Sub hereby covenant, acknowledge and agree that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to either of them or their advisors, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Parent and Merger Sub, on behalf of itself and any of its Affiliates, hereby covenant, acknowledge and agree that none of the Company or any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts other than the representations and warranties expressly set forth in Article 3 of this Agreement (as qualified by the Disclosure Schedules). Parent and Merger Sub further covenant, acknowledge and agree, on behalf of itself and any of its Affiliates, that none of the Company or any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, managers, partners or agents), will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent’s and Merger Sub’s use of, any such information, or any information, document or material made available to Parent, Merger Sub or any of their Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other representatives in the company overview used in connection with meetings

47

between Parent (or its Affiliates) and the Company, in certain “data rooms” and online “data sites,” in management interviews, or in any other form in expectation or anticipation of the Transactions.

Article 5
COVENANTS

Section 5.1 Conduct of Business of the Company. Except (i) as expressly permitted or required by this Agreement, (ii) to the extent required to comply with any applicable Law, (iii) as set forth in Schedule 5.1, or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, (A) the Company shall and shall cause each other Group Company to conduct its business in the ordinary course of business consistent with past practice and applicable Law, use commercially reasonable efforts to preserve intact its business organization and to preserve the present commercial relationships with Governmental Entities and employees, customers, suppliers, creditors, lessors and agents of the Group Companies, and conduct the business in accordance with the capital expenditure plan and budget attached hereto as Exhibit F (the “Cap Ex Plan”); and (B) the Company shall not and shall cause each other Group Company not to:

(a) (i) modify or amend or restate or supplement any of the Governing Documents of any of the Group Companies, (ii) split (or reverse split), subdivide, combine or reclassify the outstanding capital stock or Equity Interest of any Group Company, or (iii) permit any Group Company to declare, set aside or pay any non-cash dividend or distribution (or similar payment) or, commencing as of and following the Adjustment Time, any cash dividend or distribution (or similar payment);

(b) issue (other than in connection with the exercise of Options in accordance with the underlying grant agreement or the Option Plan), sell, pledge, encumber, transfer, assign, surrender, relinquish, redeem or otherwise dispose of or grant any (i) Equity Interests of any of the Group Companies, (ii) securities convertible into or exchangeable for any Equity Interests, or any options, warrants or rights to acquire any such Equity Interests or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other equity-based rights or securities the value of which is derived from the price or value of the Equity Interests of any Group Company;

(c) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization, or other reorganization, in each case with respect to any Group Company, or otherwise take any of the foregoing actions;

(d) acquire (or agree to acquire) by merging or consolidating with, or by purchasing any Equity Interests in or any assets of, or completing any other business combination with, any Person (including, for the avoidance of doubt, any corporation, limited liability company, partnership, joint venture or other business organization or division thereof);

(e) (x) subject to (y) below, amend, supplement, restate or modify in any material respect, renew, terminate, extend or grant any release or relinquishment of any material right, claims or benefits under any Material Contract or Real Property Lease in a manner that adversely affects any Group Company or, enter into any new Real Property Lease or Contract that would have been a Material Contract if entered into prior to the date of this Agreement, in each case, except for Contracts entered into, renewed or extended in the ordinary course of business and that would not, and would not reasonably be expected to, involve payments over $1,000,000 annually or $5,000,000 in the aggregate over the term of the Contract; and (y) amend, supplement, restate or modify in any respect, renew, terminate, extend or grant any release or relinquishment of any right, claims or benefits under (1) the Contract set forth on Schedule 5.1(e) or the relationship subject thereto (the “5.1(e) Relationship” or the “Key Supplier”)), or (2) any Contract with any

48

Insider described in clause (a) or (c) of the definition thereof or to the Company’s knowledge, any Contract with any Insider described in clause (b) of the definition thereof.;

(f) except to the extent required to comply with applicable Law or by the terms of any Employee Benefit Plan as in effect on the date hereof: (i) grant or announce any equity or equity-based awards, (ii) increase or announce the increase of any salaries, hourly wages, bonuses, severance or other compensation and benefits payable by any of the Group Companies to any Relevant Service Provider (except for (x) any bonuses or other payments that will be treated as Transaction Expenses and (y) annual merit and cost of living increases not to exceed 3% in the aggregate, and any increase in target bonuses corresponding to such salary increases); (iii) hire any new directors, officers, employees or other individual service provider of any Group Company with an annual base salary or fees in excess of $200,000; (iv) terminate (other than for cause) the employment or engagement of, or deliver a notice of termination to, any director, officer, employee or other individual service provider of any Group Company with an annual base salary or fee in excess of $150,000; (iv) establish, adopt, increase benefits under, terminate or adopt a material amendment to any Employee Benefit Plan or collective bargaining agreement or other labor union contract or (vi) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Employee Benefit Plan, except as otherwise expressly permitted by this Agreement;

(g) change its material accounting principles, methods, policies or procedures, except to the extent required to conform with GAAP or applicable Law (or any interpretation of GAAP);

(h) other than obsolete or excess equipment or other inventory sold or disposed of in the ordinary course of business, sell, lease (or sub-lease), license, assign, transfer, convey, abandon, permit to lapse or otherwise dispose of any of its properties or assets (tangible or intangible, including Intellectual Property Rights) of the Group Companies, taken as a whole;

(i) change its fiscal year;

(j) incur, replace, renew, amend, guarantee, loan, advance, extend or refinance any Funded Indebtedness (other than (i) any Funded Indebtedness that will be paid off at or prior to the Closing or otherwise taken into account as Closing Date Funded Indebtedness in the determination of the Purchase Price, except that, commencing immediately following the Adjustment Time, there shall be no prepayments or other payments made with respect to any Funded Indebtedness) or (ii) inter-company borrowings between or among any Group Company);

(k) assume, create, grant or otherwise incur any Lien (other than Permitted Liens) upon any of its assets or properties;

(l) make or agree to make any new capital expenditures that are, in the aggregate, in excess of $2,500,000 per fiscal quarter and not otherwise set forth in the Cap Ex Plan;

(m) (i) make, change or rescind any material Tax election; (ii) amend any federal or other material Tax Return; (iii) enter into any Tax closing agreement or voluntary disclosure agreement with respect to a material tax; (iv) settle or compromise any material Tax claim, examination or assessment; or (v) consent to any extension or waiver of the limitations period applicable to any material Tax claim, examination or assessment (other than any extension pursuant to an extension to file any Tax Return), in each case, if such action would have the effect of increasing the Tax Liability of the Company or its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company and its Subsidiaries existing on the Closing Date;

49

(n) fail to maintain in full force and effect all material insurance policies or fail to take commercially reasonable efforts to replace or renew (on terms no less favorable in the aggregate to the business of the Group Companies) material insurance policies existing as of the date hereof related to the business of the Group Companies;

(o) enter into or discontinue any line of business material to the business of the Company or the Company’s Subsidiaries or any joint venture or similar arrangement;

(p) except in connection with the enforcement or defense of any Action in connection with this Agreement, the Ancillary Documents or the Transactions, commence, settle, compromise, pay, discharge, waive, or release, or offer or propose to settle, compromise, pay, discharge, waive, or release, any Action (whether or not commenced prior to the date of this Agreement), or agree to settle or compromise any Action, except where the amount paid in settlement or compromise does not exceed $250,000 or $1,000,000 in the aggregate, and subject to settlement or compromise not imposing any equitable relief or obligation or restriction (other than customary confidentiality obligations) on any Group Company or its officers or employees in any way;

(q) plan, announce, implement, materially reduce the hours of, or effect any reduction in force, lay off, furlough, early retirement program, severance program, or other program or effort concerning the officers, directors, employees, independent contractors, consultants, or other personnel of the Group Companies, including any such event that would require advance notice or action that would trigger any obligations under the WARN Act or any similar Law;

(r) other than in the ordinary course of business and consistent with past practice, (A) change or modify in any material respect any practices, policies, procedures or timing of the Group Companies relating to (i) pricing, payment or other terms with customers, or the collection of accounts receivable, or (ii) pricing, payment or other terms with vendors or the payment of accrued expenses or accounts payable (including with respect to any collection practices or the establishment of reserves for uncollectible accounts) or (B) (i) accelerate, change, modify, or write off any accounts receivable (except for any write offs expressly reserved for on the most recent Company Financial Statements in accordance with GAAP), or (ii) defer any accounts receivable;

(s) apply for, or utilize social insurance programs or any stimulus fund programs under the CARES Act including, without limitation the Paycheck Protection Program; or

(t) authorize, agree, resolve or consent to any of the foregoing.

Notwithstanding anything contained in this Agreement to the contrary, in the event the Group Companies are proposing to take or fail to take any action (including the establishment of any policy, procedure or protocol) in response to COVID-19 or any COVID-19 Measure that would otherwise violate or breach this Agreement, Parent shall be required to consent to such action (such consent not to be unreasonably withheld, delayed or conditioned) within forty-eight (48) hours following receipt of a written request, it being agreed and understood that if it does not respond to such request within forty-eight (48) hours of such a request, its consent shall be deemed to have been given; provided that, notwithstanding the foregoing, no consent of Parent or Merger Sub shall be required with respect to any matter to the extent such action is taken, or omitted to be taken, by the Group Companies pursuant to any applicable Law, directive or guideline issued by a Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) providing for business closures or “sheltering in place” or similar restrictions that relate to COVID-19 or the worsening thereof. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, any right to control or direct the operations of the Group

50

Companies prior to the Closing, and, prior to the Closing, the Group Companies shall exercise complete control and supervision over their respective operations.

Section 5.2 Tax Matters.

(a) Transfer Taxes. Any transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the Transactions shall be borne by Parent.

(b) Cooperation. Parent, the Company and its Subsidiaries and the Representative shall cooperate, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder

(c) Characterization of Payments. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this Agreement as an adjustment to the Purchase Price.

(d) Straddle Taxes. To the extent that it is necessary for purposes of this Agreement to allocate Taxes for any Tax period of any Group Company that includes but does not end on the Closing Date (a “Straddle Period”), such Taxes shall be allocated according to the following methodology: (A) real, personal and intangible property Taxes and any other similar Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Group Companies for a Straddle Period shall be allocated between the periods described in the preceding sentence on a per diem basis based on the number of days during the portion of the Straddle Period ending with and including the Closing Date and number of days during the portion of the Straddle Period commencing on the day after the Closing Date, and (B) Taxes that are not Per Diem Taxes, including income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments of the Group Companies for a Straddle Period shall be allocated between the portion of the Straddle Period ending with and including the Closing Date as if such Tax period ended at the end of the Closing Date. For purposes of clause (B) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Group Companies as of the end of the Closing Date, provided that (i) exemptions, allowances, deductions or other items that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending at the end of the Closing Date and the period after the Closing Date in the same method as described in clause (A) for Per Diem Taxes and (ii) Transaction Tax Deductions shall be allocated consistent with the computation of Accrued Income Taxes.

Section 5.3 Access to Information.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable prior written notice (e-mail will suffice), and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall, and shall cause its Affiliates and its and their respective representatives to, provide to Parent and Merger Sub and their authorized representatives (including the Lenders and the Lender Related Persons) during normal business hours reasonable access (which may be done virtually) to all books and records and properties, facilities, assets, data, Contracts, executive officers (and other management employees if reasonably requested) of the Group Companies (in a manner so as to not unreasonably interfere with the normal business operations of any Group Company) and shall furnish such Persons with all financial and operating data and other information concerning the affairs of the Group

51

Companies (to the extent such data or other information is already produced by the Group Companies in the ordinary course of business) as such Persons may reasonably request and reasonably cooperate with the accountants and other advisors of Parent and Merger Sub, in each case solely for the purpose of facilitating Parent’s and Merger Sub’s efforts to transition the business to Parent and to consummate the Transactions (including without limitation the preparation of any financial statements, reports, comfort letters, auditor consents or other documents required by applicable Law (including without limitation any information reasonably requested in writing in connection with Rule 3-05 and Article 11 of Regulation S-X)) and the making of any required SEC filings in connection with the Transactions). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing, no Group Company or any of their respective Affiliates shall be required to disclose to Parent, Merger Sub or any of their respective representatives (i) any information (A) if doing so would contravene any Contract, fiduciary duty or applicable Law to which any Group Company or any of their respective Affiliates is bound or is subject or which it reasonably determines upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges, (B) if any Group Company or any of their respective Affiliates, on the one hand, and any of Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties in a litigation or arbitration and such information is reasonably pertinent thereto, or (C) if any Group Company or any of their respective Affiliates reasonably determines upon the advice of counsel that such information should not be so disclosed due to its competitively or commercially sensitive nature; provided that, in the case of any of the foregoing restrictions in (A) and (C) to access of such information, the Company shall give notice to the Parent of any such information being withheld, and thereafter the Company shall, and cause its Affiliates to, use commercially reasonable efforts to cause such information to be provided to the Parent in a manner that would not reasonably be expected to waive or forfeit such privilege or violate such Law or otherwise jeopardize its commercially sensitive nature.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that the Confidentiality Agreement, and all rights and obligations set forth therein, shall terminate immediately as of the Effective Time and thereafter shall cease to be of any further force or effect.

Section 5.4 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided (including the limitations set forth in this Section 5.4), each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6; provided, that notwithstanding anything to the contrary herein, no Party shall be required to waive any of the closing conditions set forth in Article 6), including using such reasonable best efforts to obtain all material consents of third parties (other than Governmental Entities) required in connection with the consummation of the Transactions; provided, further, that notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the Closing and the Transactions is not conditioned upon any such third party consent. All filing fees incurred in connection with the filing and compliance under the Competition Laws shall be borne by Parent. Each Party shall make an appropriate filing, if necessary, pursuant to the Competition Laws with respect to the Transactions promptly (and in any event, within five (5) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that are required or may be requested pursuant to the Competition Laws. Parent and the Company shall, to the extent permitted under applicable Law, provide to the other copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the Transactions or any of the matters described in this Section 5.4. Parent and the Company shall promptly

52

inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Entity regarding any such filings or the Transactions or such matters, unless prohibited by applicable Law or any Governmental Entity. Neither Parent nor the Company, nor any of their respective representatives, shall independently participate in any meeting or substantive conference call with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting or substantive conference call and, to the extent permitted by applicable Law or such Governmental Entity, the opportunity to attend or participate. To the extent permissible under applicable Law, Parent and the Company will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either of them relating to proceedings under the Competition Laws; provided that such materials may be redacted by legal advisors of such Party as necessary to comply with applicable Law. Parent and the Company may, as they deem advisable, designate any competitively sensitive materials provided to the others under this Section 5.4 or any other section of this Agreement as “legal counsel only”, in which case such materials and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Notwithstanding the foregoing, no Party shall be obligated to share with the other Parties documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act.

(b) Parent and Merger Sub shall not, and shall cause their Affiliates not to, extend any waiting period or comparable period under the Competition Laws or enter into any agreement, arrangement or understanding with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the Company (which may be given or withheld in the Company’s sole discretion). Parent and Merger Sub agree to take (and Parent’s and Merger Sub’s obligations to use “reasonable best efforts” described herein shall expressly include the obligation to take) all actions that are necessary or advisable or as may be required by any Governmental Entity to expeditiously (and in no event later than the Termination Date) consummate the Transactions, which “reasonable best efforts” of the Parent and Merger Sub shall include Parent and Merger Sub taking, and Parent and Merger Sub causing its Affiliates to take, promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Competition Laws or other applicable Laws that may be required by any Governmental Entity, so as to enable the Parties to close the Transactions as soon as practicable, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Parent, Merger Sub or their Affiliates whether prior to or after the Closing, or the Group Companies after the Closing, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub or their Affiliates or the Group Companies and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub or their Affiliates or the Group Companies.

(c) In the event any Action by any Governmental Entity or other Person is commenced, or it otherwise becomes reasonably foreseeable that an Action may be commenced by any Governmental Entity or other Person, which questions the validity or legality of the Transactions or seeks damages or any other remedy in connection therewith or would otherwise reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Transactions in accordance with their terms, Parent and Merger Sub agree to cooperate with the Company’s reasonable requests and use its reasonable best efforts to defend through litigation on the merits against such Action and, if an order, decree, ruling or injunction is issued, or is expected to be issued, whether related to or arising out of any such Action or otherwise, to use reasonable best efforts (at Parent’s and Merger Sub’s sole cost and expense) to have such order, decree, ruling or injunction lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

53

(d) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Parent, Merger Sub and their Affiliates shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or delay Parent’s ability to consummate the Transactions or perform its obligations hereunder. Without limiting the generality of the foregoing, none of Parent, Merger Sub or their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any waiting period under the HSR Act, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions, or (iii) increase the risk of not being able to remove any such order on appeal or otherwise.

(e) Parent and Merger Sub acknowledge and agree that certain consents from or notices to Governmental Entities or other Persons pursuant to Contracts or other agreements to which a Group Company is a party may be required in connection with the Transaction, and such consents or notices may not have been obtained or made as of the date hereof and may not be obtained or made on or prior to the Closing. Subject to compliance with the express provisions of this Section 5.4, Parent and Merger Sub acknowledge and agree that (i) none of the Group Companies shall have any liability or obligation whatsoever to Parent or Merger Sub (and Parent and Merger Sub will not be entitled to assert any claims) arising out of or relating to the failure to obtain any such consents or make any such notices or because of the default, acceleration, termination or loss of right under any such Contract or other agreement as a result thereof and (ii) the failure to obtain any such consents or make any such notices, and any default, acceleration, termination or loss of right under any such Contract or other agreement as a result thereof, shall not, in and of itself, result in (or be deemed to result in) any failure of any condition to the Closing for the benefit of Parent and Merger Sub (or, if for the benefit of multiple Parties, to the extent for the benefit of Parent and Merger Sub) to be satisfied.

Section 5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses now existing in favor of the directors, officers, employees or agents of each Group Company or any other natural person who is a beneficiary of any such obligation of any such Person (collectively, “Indemnified Persons”), as provided in such Group Company’s Governing Documents made available to Parent and in effect as of the date of this Agreement with respect to any matters occurring on or prior to the Closing Date (including the fact that the Indemnified Person is or was an officer, director, manager, agent, employee or fiduciary of any Group Company), shall survive the consummation of the Transactions and shall continue in full force and effect for a period of six (6) years after the Closing Date and that Parent shall cause the Group Companies to perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation after the Merger. For a period of six (6) years after the Closing Date, the indemnification, liability limitation or exculpation and expense advancement provisions of the Group Companies’ Governing Documents delivered to Parent shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were Indemnified Persons, unless such modification is required by applicable Law; provided that, notwithstanding anything herein to the contrary in this Section 5.5(a), if any Indemnified Person brings a claim for indemnification, exculpation or advancement of expenses under such Governing Documents prior to the six (6) year anniversary of the Closing Date, such Indemnified Person shall be entitled to indemnification, exculpation or advancement of expenses to the extent provided in such Group Company’s Governing Documents as in effect as of the date hereof.

54

(b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, purchase and maintain (at its cost) in effect commencing on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ employment practices liability and fiduciary insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is no less advantageous to the beneficiaries thereof in the aggregate as in effect on the date of this Agreement under the Group Companies’ directors’ and officers’ liability insurance policies delivered to Parent (the “Existing Policy”); provided that Parent shall not pay more than 250% of the Existing Policy’s existing insurance premium in order to obtain such policy; provided further that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof in the aggregate so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c) Parent and Merger Sub hereby acknowledge that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). Parent and Merger Sub hereby agree that, with respect to any advancement or indemnification obligation owed, at any time, to an Indemnified Person pursuant to any Governing Documents of the Group Companies or otherwise in accordance with this Section 5.5 (any of the foregoing is herein an “Indemnification Arrangement”), the Group Companies shall at all times, be the indemnitors of first resort (i.e., their obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person shall be secondary) in accordance with the Indemnification Arrangements. Following the Closing, each Group Company, hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from the Group Companies shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against the Group Companies.

(d) The Indemnified Persons entitled to the indemnification, liability limitation, exculpation, advancement of expenses and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5.

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall make proper provision so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.5.

Section 5.6 Exclusive Dealing. From and after the date of this Agreement until the earlier of Closing and the termination of this Agreement in accordance with its terms, the Company shall not take, nor shall it permit any of its controlled Affiliates, and its and their respective officers, directors, managers, employees, agents, equityholders, partners, members advisors, consultants, and other representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of, proposals, inquiries or offers relating to, (ii) respond to any submissions, inquiries, proposals, or offers relating to, (iii) solicit, initiate, participate or engage in any negotiations or discussions with any Person relating to, (iv) otherwise cooperate in any way with or facilitate in any way (including, without limitation, by providing information) any Person other than

55

Parent, Merger Sub and their Affiliates or (v) enter into any agreement or agreement in principle in connection with, in each of (i) through (v), any acquisition, sale, transfer, distribution, merger, business combination, recapitalization, consolidation, disposition or similar transaction involving (A) any shares of capital stock, profits interests or other voting securities of Company or any of its Subsidiaries, (B) all or any of the assets, rights or properties of Company or its Subsidiaries (other than sales of inventory in the ordinary course of business) or (C) the refinancing or voluntary liquidation of Company or any of its direct or indirect Subsidiaries ((A) through (C), collectively, an “Alternative Transaction”) without first obtaining the written approval of Parent; provided, however, that Company and its representatives may respond to any proposal, inquiry, offer or other communication by informing such party that the Company is under an exclusivity obligation in connection with a potential transaction (without identifying Parent, Merger Sub or its Subsidiaries); provided, further, however, that, should Company or its representatives receive any such proposal, inquiry, offer or other communication, Company will promptly (and in any event within 48 hours) advise Parent of the receipt of any such proposal, inquiry, offer or other communication, and whether (x) the total enterprise value proposed was higher or lower than $845,000,000 (but not the magnitude thereof), (y) the offer was for all-cash, and (z) the conditions proposed include any material non-customary conditions that are different than, or in addition to, the conditions set forth in this Agreement, but Company shall not be required to disclose the identity of the Person or Persons making such proposal, inquiry, offer or other communication. Company hereby agrees that it shall, and shall cause its representatives to, immediately cease and terminate any and all solicitations, encouragements, discussions, negotiations and/or other activities in respect of an Alternative Transaction (other than with Parent, Merger Sub and its representatives), and Company shall (or shall cause its representatives to) promptly shut down any data room access provided to any Person (and their representatives), and otherwise cease to provide any access to non-public or other confidential information (other than with respect to Parent and any of its representatives).

Section 5.7 Documents and Information. After the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to, until the sixth (6th) anniversary of the Closing Date, retain all books, records and other documents (including Tax Returns, schedules, work papers and other material records or other documents relating to Taxes) solely to the extent pertaining to the business of the Group Companies prior to the Closing Date and, subject to such Persons entering into appropriate confidentiality undertakings, make the same available for inspection by the Representative or its designees (at the Representative’s expense) during normal business hours, upon reasonable written request and upon reasonable written notice for the purposes of preparing reports to Governmental Entities or any Tax Return to be required to be filed by the Representative under applicable Law; provided, however, that nothing in this Section 5.7 shall require the Surviving Corporation and its Affiliates to furnish to the Representative or any other Person any materials that are subject to an attorney-client privilege or an attorney work-product privilege or which may otherwise not be disclosed pursuant to applicable Law; provided that, in such case, if requested by the Representative in writing, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to cause such information to be provided to the Representative or its designee in a manner that would not reasonably be expected to waive or forfeit such privilege or violate such Law. No such books, records or documents shall be destroyed before the sixth (6th) anniversary of the Closing Date by Parent, the Surviving Corporation or any of its Subsidiaries, without first advising the Representative in writing of such intended destruction and giving the Representative or its designee a reasonable opportunity to obtain possession thereof (but may otherwise be destroyed if the Representative or its designee does not accept such offer within thirty (30) days of receipt thereof).

Section 5.8 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, and except to the extent permitted by Section 5.3, Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its Affiliates, or any of its or their respective employees, officers, directors, agents, advisors or other representatives, to), directly or indirectly, contact any employee, customer, supplier, distributor, service provider, advisor (other than those engaged in

56

connection with the Transaction), lessee, lessor, lender, Company Stockholder (other than the Representative) or other material business relation of any Group Company regarding any Group Company, its business or the Transactions without the prior consent of John Alexander at the Company (such consent not to be unreasonably withheld, conditioned, or delayed); provided that in the event the Company consents to any such contact or communication, the Company shall have the right to require that a representative be present during any such contact or communication as a condition to such consent; provided further that the foregoing shall not preclude Parent or its Affiliates or their respective Representatives from contacting such Persons in the ordinary course of business for purposes unrelated to the Transactions so long as the Transactions are not discussed in connection therewith.

Section 5.9 Employee Benefits Matters.

(a) For at least one (1) year following the Closing Date (or if shorter, the period of employment of the relevant continuing employee), Parent shall or shall cause its Affiliates to provide employees of each Group Company who are employed by a Group Company as of the Closing with (i) the same salary or hourly wage rate as provided to such employees immediately prior to the Closing Date, (ii) with employee benefits (excluding equity arrangements, defined benefit pension benefits, post-retirement health or welfare benefits, nonqualified deferred compensation benefits, retention, change-in-control or other special or non-recurring compensation or benefits) that are substantially comparable in the aggregate to the Employee Benefit Plans maintained by the Group Companies as of the date of this Agreement, and (iii) severance benefits that are consistent with the severance benefits described on Schedule 5.9(a). Parent further agrees that, from and after the Closing Date, Parent shall and shall cause each Group Company to grant all of such employees credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (the “New Plans”) to the extent that such service credit was taken into account under corresponding Employee Benefit Plans of the Group Companies and to the extent that such service credit will not result in a duplication of benefits or compensation with respect to the same period of service. In addition, Parent shall or shall cause its Affiliates to (A) use commercially reasonable efforts to cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date in the plan year in which the Closing occurs by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.

(b) Subject to the final sentence of this Section 5.9(b), the Group Companies shall use their reasonable best efforts pay each participant’s “Accrued Benefit” under the Executive Nonqualified Defined Benefit Plan to each participant thereunder on or prior to the Closing Date (but in all events contingent on the occurrence of the Closing). Subject to the final sentence of this Section 5.9(b), the Group Companies shall use their reasonable best efforts to take all reasonably necessary action (including the adoption of resolutions and the delivery of any required notices) to terminate and fully liquidate the Executive Nonqualified Defined Benefit Plan, in accordance with Section 12.2 of the Executive Nonqualified Defined Benefit Plan and Treasury Regulations §1.409A-3(j)(4)(ix)(B). Notwithstanding the foregoing, prior to terminating and fully liquidating the Executive Nonqualified Defined Benefit Plan, the Group Companies shall obtain Parent’s prior written consent (not to be unreasonably delayed).

57

(c) Nothing contained herein, express or implied, (i) is intended to confer upon any director, officer, employee or other individual service provider of any Group Company any right to continued employment or service for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan, or (ii) shall prohibit an amendment to or any other modification of any New Plan or Employee Benefit Plan, or (iii) limit Parent, any Group Company or any of their respective Affiliates from terminating any New Plan or Employee Benefit Plan or to terminate the employment or service of any director, officer, employee or other individual service provider of any Group Company at any time or for any reason following the Closing.

Section 5.10 Termination of Certain Agreements. Prior to the Closing, the Company shall, terminate all agreements that are set forth in Schedule 5.10 (the “Agreements to be Terminated”) in such ways as described therein (if so designated) and without causing any penalty or extra payment, and provide to Parent evidence of such termination in a form reasonably satisfactory to Parent.

Section 5.11 R&W Insurance Policy. As of the date of this Agreement, Parent has obtained a binding R&W Insurance Policy substantially in the form attached hereto as Exhibit G (the “R&W Insurance Policy”) and that prior to or concurrently with the Closing, Parent shall pay or cause to be paid all unpaid costs and expenses relating to the R&W Insurance Policy, including the total premium, underwriting costs, applicable brokerage commission, Taxes related to such policy and other fees and expenses of such R&W Insurance Policy. Parent will not, nor shall Parent permit any of its Affiliates (including, after the Closing, the Group Companies) to, whether prior to or following the Closing, without the prior written consent of the Representative, amend Article VIII B (Subrogation) of the R&W Insurance Policy in a manner that would reasonably be expected to be adverse to any of the Company Stockholders or any officer, director, employee or representative of either of the Company or any direct or indirect equity holder of the Company Stockholders.

Section 5.12 Section 280G. No later than five (5) days prior to the Closing Date, the Company shall use commercially reasonable efforts to seek, prior to the initiation of the stockholder approval procedure described below, from each Person to whom any payment or benefit is required or proposed to be made that could reasonably be expected to constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder, a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder. No later than three (3) days prior to the Closing, the Company shall use its commercially reasonable efforts to obtain the approval by such number of shareholders of the Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in this Section 5.12 to receive or retain, as applicable, such Person’s Waived Benefits, provided that in no event shall this Section 5.12 be construed to require the Company to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company or any other Person, and in no event shall the Company be deemed in breach of this Section 5.12 if any such Person refuses to waive any such rights or if the shareholders fail to approve any Waived Benefits. At least three (3) days prior to soliciting the waivers and stockholder approval under this Section 5.12, the Company shall provide Parent with drafts of the calculations and analysis, such waivers and stockholder approval materials for its review and shall incorporate Parent’s reasonable comments on such materials.

Section 5.13 Financing

58

(a) Parent shall, and shall cause each of its Affiliates to, use its reasonable best efforts to obtain the Financing on a timely basis on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts to (i) comply with its obligations under the applicable Financing Commitments and any definitive agreements related thereto (the “Financing Documents”), (ii) maintain in effect the applicable Financing Commitments (as such terms and conditions may be modified or adjusted in accordance with the terms thereof and within the limits of the “market flex” provisions therein or in the fee letter(s)), (iii) negotiate and enter into definitive agreements with respect to the applicable Financing Commitments on a timely basis on terms and conditions (including the “market flex” provisions) contained therein or otherwise not materially less favorable to Parent in the aggregate than those contained in the applicable Financing Commitments; provided that Parent shall not reduce the aggregate amount thereof or introduce additional conditions to the availability of the Financing without the Company’s prior written consent, and (iv) satisfy on a timely basis all conditions applicable to Parent contained in the applicable Financing Documents within its control, including the payment of any commitment, engagement or placement fees that may be required as a condition to the Financing and (v) consummate the applicable Financing at or prior to the Closing Date, but in no event later than the Termination Date. Parent shall, upon written request from the Representative and the Company from time to time, inform the Representative and the Company, in reasonable detail, of the status of its efforts to arrange the Financing, and provide the Representative and the Company with copies of all definitive agreements and other documents related to the Financing). Parent shall give the Representative and the Company prompt notice upon having knowledge of (i) any breach by any party of any of the Financing Documents that would reasonably be expected to result in the Parent’s failure to obtain financing which, together with Cash and Cash Equivalents and any other sources of capital available to Parent and Merger Sub, is less than the Required Amount or (ii) any termination of any of the Financing Documents. Other as set forth in Section 5.13(b), Parent shall not, without the prior written consent of the Company (not to be unreasonably withheld), amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Financing Documents or any other provision of, or remedies under, the Financing Documents, in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of (A) adversely affecting in any material respect the ability of Parent to timely consummate the transactions contemplated by this Agreement, (B) amending, modifying, supplementing or waiving the conditions or contingencies to the Financing in a manner materially adverse to the Company or (C) materially delaying the Closing. In the event all conditions applicable to the Financing Documents have been satisfied and all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied (or waived), Parent shall use its reasonable best efforts to cause the Financing required to consummate the transactions contemplated by this Agreement to be funded (including by taking enforcement action to cause the Persons providing the Financing to fund such Financing).

(b) If all or any portion of the Debt Financing becomes unavailable, Parent shall use its reasonable best efforts to (i) promptly obtain the Debt Financing or such portion of the Debt Financing from alternative sources to be funded no later than the Termination Date (as extended pursuant to the terms of this Agreement), which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount which, when added to any portion of the Financing that is available and together with Cash and Cash Equivalents and any other sources of capital available to Parent and Merger Sub, shall equal the Required Amount (“Alternative Debt Financing”) and (ii) obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto that provides for financing (A) on terms not materially less favorable, in the aggregate, to Parent, (B) containing conditions to draw and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the Debt Financing Commitments as of the date hereof and (2) would not reasonably be expected to delay the Closing and (C)

59

in an amount which, when added to any portion of the Financing that is available and together with Cash and Cash Equivalents and any other sources of capital available to Parent and Merger Sub, shall equal the Required Amount. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Debt Financing), and the term “Debt Financing Commitments” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter.

(c) From and after the date of this Agreement until the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, in each case, use its reasonable best efforts to cooperate with Parent and Merger Sub, in connection with the arrangement, marketing, preparation, and closing of the Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Parent, including without limitation using reasonable best efforts to effect: (i) furnishing Parent and its debt and equity financing sources with the financial information of the Group Companies required by clause (iii)(b) under the heading “Conditions Precedent to Closing” in Exhibit A attached to the Debt Financing Commitments and any other customary financial and other pertinent information reasonably requested by Parent regarding the Group Companies which is in the Company’s possession or control and any customary business and historical financial information that the Group Companies prepare in the ordinary course of business to assist Parent in its preparation of pro forma financial statements as may be necessary to arrange the Debt Financing and customary authorization and representation letters; (ii) assisting with Parent’s preparation of documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and with beneficial ownership certificates; (iii) obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all then outstanding loans under the Credit Facility and any Liens securing such loans (other than Permitted Liens); (iv) providing reasonable assistance in the preparations for the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing); (v) causing senior management of the Company to participate with senior management of Parent in a reasonable number of customary meetings, presentations, and due diligence telephone conferences and causing the Company’s independent auditors to reasonably cooperate with Parent in connection with the Debt Financing; (vi) reasonably assisting Parent and the Lenders in Parent’s preparation of any customary bank information memoranda and similar documents and any customary materials for rating agency presentations, including without limitation execution and delivery of customary authorization letters related thereto and making customary representations with respect to the absence of material misstatements or omissions; (vii) cooperating with the due diligence efforts of the Lenders to the extent reasonable and customary for financings similar to the Debt Financing; (viii) reasonable assistance with the negotiation, execution and delivery of definitive financing documentation including loan agreements, guarantee and collateral documents, customary closing certificates, perfection certificates, solvency certificates and all schedules and exhibits thereto as may be reasonably required by financing sources or as may be necessary to facilitate the creation, perfection or enforcement of liens securing the Debt Financing; provided, that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing; (ix) taking corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing; and (x) periodically, after obtaining knowledge thereof, supplementing the written information pursuant to this Section 5.13 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. During the period prior to the Closing, the Company hereby consents to the use of its and the Company Subsidiaries’ logos to the extent necessary or advisable in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company Subsidiaries. Parent shall, and shall cause its Affiliates to, promptly on

60

written demand from time to time reimburse the Company for all documented and reasonable out-of-pocket costs or expenses incurred by the Group Companies (including those of their accountants, consultants, legal counsel and the Representative) in connection with cooperation provided for in Section 5.13(c) except to the extent such costs or expenses arise out of any of the Group Companies’ gross negligence, willful misconduct or fraud.

(d) Notwithstanding the foregoing, (i) nothing shall require such cooperation as described in Section 5.13(c) to the extent it would, in the Company’s judgment, materially interfere with the business or operations of the Group Companies and (ii) none of the Group Companies shall be required to, or be required to commit to, (A) take any action that is not contingent upon the Closing or enter into or execute any agreement or document unless the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, (B) take any corporate action (including any approvals of its board of directors or similar) in connection with the Financing prior to the Closing, (C) take any action that would result in any officer, director or other Representative of any of the Group Companies incurring any personal liability with respect to any matters relating to the Financing, (D) deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing prior to the Closing or (E) deliver or cause the delivery of any financial information in a form not customarily prepared by the Company with respect to such period. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to Section 5.13(c) or this Section 5.13(d) shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information in accordance with the Debt Financing Commitments. The Company shall be permitted a reasonable period to comment on those portions of any confidential information memorandum, or other marketing document circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. None of the Group Companies shall be required to bear any cost or expense, pay any commitment or other similar fee or make any other payment or incur any other liability prior to the Effective Time or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing matters described in Section 5.13(c) prior to the Effective Time.

(e) Parent acknowledges and agrees that no member of the Group Companies nor any of their respective Affiliates or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Financing or any Alternative Debt Financing that Parent may raise in connection with the transactions contemplated by this Agreement, and that Parent shall indemnify and hold harmless the Representative, the Group Companies and their respective Affiliates and directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by them in connection with the arrangement of the Financing or any Alternative Debt Financing and any information utilized in connection therewith (other than information provided by the Group Companies expressly for use in connection therewith), except to the extent such damages, losses, liabilities, obligations, claims, interest or expenses arise from the gross negligence, willful misconduct or fraud by any of the Group Companies or their respective Affiliates or representatives

(f) Each of Parent and Merger Sub acknowledges and agrees that its obligations to consummate the Closing and the Transaction is not conditioned upon any Financing being made available to Parent or Merger Sub. It is understood that the immediately preceding sentence shall not detract from any obligation of the Company and its Subsidiaries under Section 5.13(c) but subject to Section 5.13(d) or excuse any breach thereby of any of their respective obligations under Section 5.13(c) but subject to Section 5.13(d). It is understood that, notwithstanding the foregoing or anything else in this Agreement to the contrary, the condition set forth in Section 6.2(b), as it applies to the Company’s obligations under Section

61

5.13(c), shall be deemed satisfied unless the Financing has not been obtained due to the Company’s material breach of its obligations under Section 5.13(c), which breach is not cured after reasonable notice is given to the Company and the Company is given a reasonable opportunity to cure such act (or failure to act) or breach.

Article 6
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions to the Obligations of the Company, Parent and Merger Sub. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction or, if permitted by applicable Law, written waiver by each of the Company and Parent on or prior to the Effective Time of the each of the following conditions:

(a) any applicable waiting period under the Competition Laws relating to the Merger shall have expired or been terminated; and

(b) no (i) Law (other than an Order) shall be enacted, promulgated, issued or enforced by any Governmental Entity that would prohibit, restrain or otherwise make unlawful the consummation of the Transactions and (ii) Order, whether temporary, preliminary or permanent, shall be issued by any court of competent jurisdiction or other Governmental Entity that seeks to enjoin, restrain or otherwise prohibit the consummation of the Transactions and no such Order shall otherwise be in effect.

Section 6.2 Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, written waiver by Parent on or prior to the Effective Time of the following further conditions:

(a) each of the representations and warranties:

(i) of the Company set forth in Sections 3.1 (Organization and Qualification) (other than the third sentence thereof), Section 3.2(a) – (d) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.16 (Brokers) and Section 3.7 (clause (i) only) (Absence of Changes) shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties need only be true and correct in all respects on and as of such earlier date) except where a failure of any such representations and warranties to be so true and correct would be de minimis;

(ii) of the Company set forth in Article 3 not referenced in the immediately preceding clause (i) shall be true and correct (without regard to any “materiality”, “Material Adverse Effect” or similar materiality qualifiers set forth therein) as of the date hereof and the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier period, in which case such representations and warranties need only be so true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not, individually or in the aggregate, had a Material Adverse Effect;

(b) The Company shall have performed and complied in all material respects with all of the covenants and agreements required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

62

(c) prior to or at the Closing, the Company shall have delivered the following documents to Parent:

(i) a certificate executed by an authorized officer of the Company, solely in its capacity as an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(d) are satisfied;

(ii) a certified copy of the resolutions of the Company’s board of directors authorizing the execution and delivery of the Agreement and the Ancillary Documents and the consummation of the Transactions;

(iii) written resignations in the form attached hereto as Exhibit H of (A) any director or manager of a Group Company or (B) any officer of a Group Company from such Person’s capacity as such (and not, for the avoidance of doubt any other capacity, including any such Person’s capacity as an employee) identified by Parent by written notice to the Company at least five (5) Business Days prior to the Closing Date;

(iv) a certificate from the Company, in form and substances as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; provided, that Parent’s sole remedy for the Company’s failure to deliver such certificate shall be to withhold pursuant to Section 2.6(e);

(v) a copy of the Paying Agent Agreement duly executed by the Representative and the Paying Agent; and

(vi) a copy of the Escrow Agreement duly executed by the Representative and the Escrow Agent;

(d) since the date of this Agreement, a Material Adverse Effect shall not have occurred and be continuing;

(e) the Company shall have delivered to Parent the Payoff Letters in accordance with Section 2.10(a), which upon payment of the amounts specified therein shall include, among other releases and terminations, the release of all Liens secured by the Funded Indebtedness, including the Liens set forth on Section 2.10(a);

(f) evidence (in form and substance reasonably acceptable to Parent) that the Agreements to be Terminated have been terminated in full (with no further obligations or Liabilities to Parent or its Affiliates) effective as of no later than the Closing; and

(g) a certificate from the Company in the form attached hereto as Exhibit I duly executed by Richard Wassman in his capacity as an authorized officer of Hunter Fan Company.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company, on or prior to the Effective Time of the following further conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Article 4 hereof shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier

63

period, in which case such representations and warranties need only be so true and correct on and as of such earlier date) except as would not materially delay or materially impair Parent’s or Merger Sub’s ability to perform its obligations in accordance with the terms and conditions of this Agreement (including the consummation of the Transactions);

(b) Parent and Merger Sub shall each have performed and complied in all material respects with all of the covenants and agreements required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c) prior to or at the Closing, each of Parent and Merger Sub shall have delivered the following documents to the Company:

(i) a certificate executed by an authorized officer of Parent (with respect to Parent) and an authorized officer of Merger Sub (with respect to Merger Sub), dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(ii) a certified copy of the resolutions of Parent’s board of directors (or other governing body) and Merger Sub’s board of directors (or other governing body), in each case authorizing the execution and delivery of the Agreement and the consummation of the Transactions;

(iii) a copy of the Paying Agent Agreement duly executed by Parent; and

(iv) a copy of the Escrow Agreement duly executed by Parent.

Article 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger and the other Transactions hereunder may be abandoned at any time prior to the Effective Time (notwithstanding the Company Stockholder Approval has been obtained):

(a) by mutual written consent of the Company, the Representative and Parent;

(b) by Parent, if (x) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement or (y) there is an inaccuracy of any representations or warranties of the Company set forth in this Agreement, in each of (x) and (y), which breach or failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 to be satisfied at the Closing, as applicable, and (ii) cannot be cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of (A) the date that is thirty (30) calendar days following the date the Company receives written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(b) and the basis for such termination in reasonable detail, and (B) two (2) Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if it or Merger Sub is then in material breach of any of its covenants or other agreements hereunder or there is a material inaccuracy of any of its representations or warranties hereunder, in each case, such that it would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied at the Closing;

(c) by the Company, if (x) Parent or Merger Sub shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement or (y) there is an inaccuracy of any representations or warranties of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 6.1 or Section

64

6.3 to be satisfied at the Closing, as applicable, and (ii) cannot be cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of (A) the date that is thirty (30) calendar days following the date the Company delivers a written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination in reasonable detail, and (B) two (2) Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Company is then in material breach of any of its covenants or other agreements hereunder or there is a material inaccuracy of any of its representations or warranties hereunder, in each case, such that it would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied at the Closing;

(d) by Parent, if the Merger shall not have been consummated on or prior to March 31, 2022, (the “Termination Date”); provided, first that if Parent becomes required by the terms of Section 5.13(b) to seek, or is seeking, Alternative Debt Financing in accordance with Section 5.13(b), then the Termination Date shall be automatically extended for an additional ninety (90) days, and provided, second that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available if the failure to consummate the Merger is the result of a breach by Parent or Merger Sub of its obligations or covenants under this Agreement or an inaccuracy of any of its representations or warranties hereunder, in each case, such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 to be satisfied at the Closing;

(e) by the Company, if the Merger shall not have been consummated on or prior to the Termination Date (as it may be extended pursuant to the foregoing clause (d)), provided, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available if the failure to consummate the Merger is the result of a breach by the Company of its obligations or covenants under this Agreement or an inaccuracy of any of its representations or warranties hereunder, in each case, such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 to be satisfied at the Closing; or

(f) by either Parent or by the Company, if any court of competent jurisdiction or other Governmental Entity shall (i) have issued or entered any Order permanently enjoining, restraining or prohibiting the Transactions, which remains in effect and shall have become final and nonappealable; or (ii) have enacted, promulgated, issued, entered or enforced any Law (other than an Order) having the effect of prohibiting, restraining or otherwise making illegal the Transactions; provided that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to a Party if the issuance of such final and non-appealable Order or other Law was primarily due to the failure of such Party (and, in the case of a termination by Parent, the failure by Parent or Merger Sub) to have complied with its obligations or covenants under this Agreement; or

(g) by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver of those conditions at the Closing), (ii) the Company has irrevocably confirmed in writing to Parent that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement (subject to the satisfaction or waiver of all of the conditions set forth in Section 6.1 and Section 6.2) and that all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver of those conditions at the Closing), and (iii) Parent fails to consummate the transactions contemplated by this Agreement within three (3) Business Days following the receipt of such irrevocable written notice.

The Party entitled to terminate this Agreement pursuant to Section 7.1 shall exercise such termination right by delivering written notice of the exercise of such right (x) if the Representative (pursuant to Section 7.1(a)) or the Company is the terminating Party, to Parent or (y) if Parent is the terminating party, to the

65

Company, otherwise in accordance with this Agreement (including the applicable provision(s) of Section 7.1 and Section 9.3).

Section 7.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void and of no further force or effect (and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Affiliates or any of the foregoing’s respective officers, directors, managers, employees, equityholders, agents and other representatives) with the exception of, subject in all respects to the provisions of this Section 7.2, Section 9.17 and Section 9.19, (i) the provisions of this Section 7.2, Article 8, and Article 9, each of which provisions shall survive such valid termination and remain valid and binding obligations of the Parties in accordance with their respective terms and conditions, (ii) any obligations under the Confidentiality Agreement which shall survive in accordance with the terms and conditions set forth therein, (iii) any liability of the Company for any Willful Breach of this Agreement, and (iv) any liability of a Party for Fraud prior to the valid termination of this Agreement.

(b) If this Agreement is validly terminated by the Company pursuant to Section 7.1(c) or Section 7.1(g) (or by Parent pursuant to Section 7.1(d) if at the time of such termination the Company could have validly terminated this Agreement pursuant to Section 7.1(g)), then Parent shall promptly, but in no event later than four (4) Business Days after the date of any such valid termination, in consideration for the Company agreeing not to exercise (and causing its Non-Party Affiliates not to exercise), and agreeing to waive (and causing its Non-Party Affiliates to waive), any and all claims the Company and its Non-Party Affiliates may have against Parent and its Non-Party Affiliates arising out of, related to or in connection with this Agreement and the Ancillary Documents, pay or cause to be paid to the Company (or its designee(s)), by wire transfer of immediately available funds to one or more accounts designated by the Company (or its designee(s)) in writing, an aggregate amount equal to the sum of (i) $46,475,000 (the “Termination Fee”) and (ii) any fees and expenses or other amounts payable to the Company pursuant to Section 5.13(e) (subject to a maximum amount of $2,000,000) and Section 7.2(d) (subject to a maximum amount of $2,000,000). In the event of a termination of this Agreement where the Company or its designee(s)) actually does receive the Termination Fee, such payment, together with the reimbursement of any costs, expenses and other amounts in accordance with Section 5.13(e) (subject to a maximum amount of $2,000,000) and Section 7.2(d) (subject to a maximum amount of $2,000,000), in each case, to the extent payable, shall be the sole and exclusive remedy of the Company and its Non-Party Affiliates against Parent and its Non-Party Affiliates for any Liability, loss or other damage suffered by the Company and its Non-Party Affiliates arising from, related to or in connection with this Agreement, the Ancillary Documents, and the Transactions (including the abandonment or termination thereof or the failure of all or any portion of such Transactions to be consummated), or in respect of any Contract or theory of law or equity or in respect of any representation made or alleged to be made in connection herewith or therewith, whether in equity, law, in contract, tort or otherwise, and none of Parent, Merger Sub, the Lenders, the Lender Related Persons, or any Non-Party Affiliate of the foregoing, shall have any Liability or obligation to the Company, the Representative or any of the respective Non-Party Affiliates of the foregoing (or any other Person), including consequential, indirect or punitive damages, or damages in lieu of specific performance, arising out of, related to, or in connection with, this Agreement, the Ancillary Documents or the Transactions (including the abandonment or termination thereof or the failure of such Transactions to be consummated), or in respect of any other Contract, agreement, document, or theory of law or equity or in respect of any representation made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort, or otherwise; provided, however, that nothing in this Section 7.2(b) will limit the right of any party to the Confidentiality Agreement subject to the terms and conditions thereof.

66

(c) Notwithstanding anything to the contrary in this Agreement or any Ancillary Document, but subject in all respects to the provisions of this Section 7.2, Section 9.17 and Section 9.19, if Parent or Merger Sub fails to effect the Closing when required pursuant to Section 2.2 for any reason, or no reason, or otherwise breaches this Agreement or any Ancillary Document (whether such breach is willful, intentional, unintentional, or otherwise) or fails to perform hereunder or thereunder, or fails to perform any obligation under Law (in each case, whether such failure is willful, intentional, unintentional, or otherwise), then, subject to Section 9.17(c), the Company’s right to either (i) validly terminate this Agreement, pursuant to Section 7.1 and seek one, but never more than one, of the following (x) if such valid termination is pursuant to Section 7.1(c) or Section 7.1(g), the Termination Fee under Section 7.2(b), if as, and when due, together with any amounts if, as, and when due pursuant to Section 5.13(e) (subject to a maximum amount of $2,000,000) and Section 7.2(d) (subject to a maximum amount of $2,000,000), in each case, to the extent payable or (y) if such valid termination is pursuant to any other section of Section 7.1, monetary damages for Fraud by a Party to this Agreement prior to the valid termination of this Agreement, or (ii) seek a decree or order of specific performance or other equitable relief, if, and to the extent permitted by Section 9.17, together with its right to seek indemnification in accordance with Section 5.13(e) (subject to a maximum amount of $2,000,000), shall be the sole and exclusive remedy for any and all Liabilities and other damages suffered or incurred by any of the Company, the Representative, and any of their respective Non-Party Affiliates, in each case, arising from, related to or in connection with this Agreement, the Ancillary Documents, and the Transactions (including the abandonment or termination thereof or the failure of all or any portion of such Transactions to be consummated), or in respect of any Contract or theory of law or equity or in respect of any representation made or alleged to be made in connection herewith or therewith, whether in equity, law, in contract, tort or otherwise, and none of Parent, the Lenders, the Lender Related Persons or any Non-Party Affiliate of the foregoing, shall have any Liability or obligation to the Company, the Representative, or any of the respective Non-Party Affiliates of the foregoing (or any other Person), including consequential, indirect or punitive damages, or damages in lieu of specific performance, arising out of, related to, or in connection with, this Agreement, the Ancillary Documents or the Transactions (including the abandonment or termination thereof or the failure of such Transactions to be consummated), or in respect of any other Contract, agreement, document, or theory of law or equity or in respect of any representation made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort, or otherwise; provided, however, that nothing in this Section 7.2(c) will limit the right of any party to the Confidentiality Agreement subject to the terms and conditions thereof.

(d) If the Termination Fee is due pursuant to Section 7.2(b), and, in order to obtain the payment, the Company or Representative commences a proceeding in accordance with Section 9.16 which results in a final and nonappealable judgment (or any settlement payment) against Parent or any other party for payment of the Termination Fee, Parent shall pay the Company its reasonable and documented out of pocket costs and expenses (including reasonable attorneys’ fees) in connection with such proceeding, together with interest on such amount at a rate per annum equal to the rate of interest published in The Wall Street Journal as the prime lending rate for the period beginning on the date such payment was required to be made and ending on, but excluding, the date such payment was actually received, up to a maximum aggregate amount of $2,000,000.

(e) Notwithstanding anything to the contrary in this Agreement or any Ancillary Document, the maximum aggregate Liability of Parent and Merger Sub and their respective Non-Party Affiliates, collectively, under this Agreement and the Ancillary Documents, in connection with the failure of such Transactions to be consummated and in respect of any representation made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort, or otherwise (including, for the avoidance of doubt, monetary damages for breach, whether willful, intentional, unintentional, or otherwise, or monetary damages in lieu of specific performance), shall not exceed under any circumstances, in the aggregate, the sum of (x) the Termination Fee, and (y) any amounts due and payable under Section

67

5.13(e) (subject to a maximum amount of $2,000,000) and Section 7.2(d) (subject to a maximum amount of $2,000,000) (the sum of the amounts in (x) through (y), the “Maximum Liability Amount”), and in no event shall the Company, the Representative or any of their respective Non-Party Affiliates seek, directly or indirectly, to recover any damages, losses, or other Liabilities whatsoever (including consequential, indirect, or punitive damages) in excess of the Maximum Liability Amount. For the avoidance of doubt, the foregoing does not limit the amount of the Purchase Price to be paid in accordance with this Agreement if the Closing occurs in accordance with the terms of this Agreement.

(f) Each of Parent, Merger Sub and the Company acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Parent, Merger Sub and the Company acknowledge that the Termination Fee, in the circumstances in which such fee becomes payable, constitutes liquidated damages and is not a penalty.

Article 8
REPRESENTATIVE OF COMPANY EQUITYHOLDERS

Section 8.1 Authorization of Representative.

(a) MidOcean Partners III-D, L.P. (or any of its Affiliates) is hereby appointed, authorized and empowered to act as the Representative for the benefit of the Company Equityholders, as the exclusive agent and attorney-in-fact to act on behalf of each of the Company Equityholders, in connection with and to facilitate the consummation of the Transactions, which shall include the power, authority and discretion:

(i) to enter into amendments to this Agreement and to execute and deliver any Ancillary Documents (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable, in each case, whether before or after the Closing;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and any Ancillary Documents and the consummation of the Transactions as the Representative, in its sole discretion, may deem necessary or desirable;

(iii) to take all actions under this Agreement on behalf of the Company or any Company Equityholder, including settlement of the Purchase Price and settlement of claims for indemnification;

(iv) to use the Representative Expense Amount to satisfy costs, expenses and/or liabilities of the Representative or the Company Equityholders in connection with matters related to this Agreement and/or the Ancillary Documents;

(v) to enforce and protect the rights and interests of the Company Equityholders (including the Representative, in its capacity as a Company Stockholder) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the Company Equityholders, including asserting or pursuing any Action against Parent, Merger Sub and/or the Surviving Corporation or any of their Affiliates or representatives, consenting to, compromising or settling any such

68

Actions, conducting negotiations with Parent, Merger Sub, the Surviving Corporation, any of their Affiliates and representatives, and any representative of any of the foregoing Persons regarding such Actions, and, in connection therewith, to: (A) assert any claim or institute any Action; (B) investigate, defend, contest or litigate any Action initiated by Parent, Merger Sub, the Surviving Corporation or any other Person, or by any federal, state or local Governmental Entity against the Representative or against all Company Equityholders, and receive process on behalf of any or all such Company Equityholders in any such Action and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Action; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Action, it being understood that the Representative shall not (x) have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions and (y) shall not have the authority to investigate, defend, contest or litigate any Action (or compromise or settlement thereof) made against one or more Company Equityholders that is not made against all such Persons;

(vi) to refrain from enforcing any right of the Company Equityholders and/or the Representative arising out of or under or in any manner relating to this Agreement, or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Company Stockholder unless such waiver is in writing signed by the waiving party or by the Representative;

(vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith; and

(viii) to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and to conclusively rely on the opinions and advice of such Persons.

(b) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment from the Company Equityholders of all its expenses incurred as the Representative (provided that Company Equityholders shall be entitled to review a written statement thereof, together with supporting documentation, upon any reasonable request therefor). In connection with this Agreement and any Ancillary Document, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Company Equityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any such Ancillary Document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Company Equityholders. Each of the Company Equityholders shall indemnify, pro rata based upon such Person’s Pro Rata Share, the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in

69

connection with any Action or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder or otherwise in its capacity as the Representative. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Representative hereunder (but solely to the extent of such liability) for its gross negligence or willful misconduct. In the event of any indemnification hereunder, upon written notice from the Representative to the Company Equityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each of the Company Equityholders shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency, determined in accordance with such Person’s Pro Rata Share.

(c) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.

(d) Parent, Merger Sub and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Company Equityholders.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Stockholder, and (ii) shall survive the consummation of the Merger.

(f) The Representative shall have the right but not the obligation to collect and receive all moneys and other proceeds and property payable to Company Equityholders as described in this Agreement, and, subject to any applicable withholding retention Laws, and net of any out-of-pocket expenses incurred by the Representative (including any Transaction Expenses paid by the Representative in excess of the Representative Expense Amount), the Representative shall promptly distribute such amounts (other than the Representative Expense Amount, any unused portion of which shall be distributed by the Representative only if and when determined by the Representative in its reasonable discretion) to the Company Equityholders to the extent of each such Person’s respective Pro Rata Share at such time as the Representative determines in its reasonable discretion. Notwithstanding the foregoing, at the time of such disbursement to Company Equityholders, the Representative may, at its option and in lieu of making payments directly to Optionholders who are then employees of the Surviving Corporation and/or its Affiliates, pay to the Surviving Corporation the amount which would otherwise be paid to Optionholders who are then employees of the Surviving Corporation and/or its Affiliates, and Parent hereby agrees and acknowledges for itself and on behalf of the Surviving Corporation that it shall be obligated to make the applicable payments to such employees, net of applicable withholding Taxes.

Article 9
MISCELLANEOUS

Section 9.1 Non-Survival The Parties knowingly and expressly agree that the representations, warranties, covenants and agreements of each Party set forth in this Agreement shall terminate at the Closing and cease to be of further force or effect, other than the representations and warranties set forth in Section 3.22 and Section 4.10 and the covenants and agreements that by their terms are expressly required to be performed following the Effective Time (collectively, the “Post-Closing Covenants”), which shall, in each case, expressly survive the Closing in accordance with their respective terms and conditions, but, with respect to any such Post-Closing Covenant, solely to the extent requiring or contemplating performance after the Closing (it being understood, for the purpose of clarity, that if and to the extent any such Post-Closing Covenant requires or contemplates performance on or prior to the Closing it shall terminate effective as of the Closing solely to the extent with respect to such obligations that required or contemplated performance on or prior to the Closing). Except for the remedy expressly set forth in Section 9.17 and the

70

Post-Closing Covenants and Fraud, no other remedy shall be asserted or sought by Parent, Merger Sub, the Surviving Corporation, the Group Companies or any of their respective Affiliates against any Company Stockholder or such Company Stockholder’s Affiliates under or by virtue of any Contract, misrepresentation, tort, strict liability, or statutory or regulatory Law (including SEC Rule 10b-5 and other securities laws and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other Environmental Laws) or theory or otherwise, whether by piercing of the corporate veil or otherwise, or the Transactions or this Agreement, or the business, the ownership, operation, management, use or control of the business of the Company or any of the Group Companies, any of their assets, or any actions or omissions at, or prior to, the Closing Date, it being understood and agreed that all such remedies are hereby knowingly and willingly, fully and irrevocably expressly waived and relinquished to the fullest extent permitted under applicable Law. Each Party acknowledges and agrees that the agreements contained in this Section 9.1 are an integral part of the Transactions and that, without these agreements set forth in this Section 9.1, the other Parties would not enter into this Agreement or otherwise agree to consummate the Transactions. For the avoidance of doubt, the foregoing shall not be deemed to modify any survival limitations set forth in the R&W Insurance Policy.

Section 9.2 Entire Agreement; Assignment. This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof, and together with the Ancillary Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), other than by Parent (i) for collateral purposes, (ii) to any Affiliate of Parent and (iii) following the Effective Time to any purchaser in a sale of all or substantially all of the assets of the Group Companies as a going concern; provided that no such assignment pursuant to (i) or (ii) by Parent shall relieve Parent of its obligations hereunder, without the prior written consent of Parent, Merger Sub and the Representative. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void ab initio.

Section 9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery) by delivery in person, by E mail (upon transmission if successfully transmitted during normal business hours and, if not, the next Business Day after successful transmission), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties in accordance with Schedule 9.3 or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.4 Governing Law.

(a) This Agreement and the consummation of the Transactions shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of Delaware. Any and all Actions based upon, arising out of or relating to this Agreement or the Transactions, whether sounding in contract, tort, equity, common law, statute or otherwise (“Agreement Actions”) shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without regard to any choice or conflict of law principle, provision or rule that would require the application of any other Law (whether of the State of Delaware or any other jurisdiction).

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereto (on behalf of themselves and their Non-Party Affiliates): (i) agrees that it will not bring or support any Person in any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Lenders or Lender Related Persons in any way relating to this

71

Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York (the “New York Courts”), (ii) agrees that, except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lenders or Lender Related Persons in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, (iii) each of the Parties hereby submits to the exclusive jurisdiction of the New York Courts for the purpose of any such proceeding, (iv) irrevocably and unconditionally agrees not to assert or support (A) any objection which it may ever have to the laying of venue of any such litigation in any New York Court, (B) any claim that any such proceeding brought in any New York Court has been brought in an inconvenient forum, and (C) any claim that any New York Court does not have jurisdiction with respect to such proceeding, and (v) hereby IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE) TO THE SAME EXTENT SUCH RIGHTS ARE WAIVED PURSUANT TO Section 9.15.

Section 9.5 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses, whether or not the Merger is consummated, incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that in the event that the Transactions are consummated all Unpaid Transaction Expenses shall be paid in accordance with Section 2.10.

Section 9.6 Press Releases and Announcements. Each Party will, and will cause its Affiliates and representatives (including in the case of Parent following the Closing, each Group Company) to (x) maintain the confidentiality of the existence and terms of this Agreement (including the Transactions) and (y) not issue or cause the publication of any press release or other public disclosure with respect to the economic terms of the Transactions without the prior written consent of Parent and (1) prior to the Closing, the Company or (2) on and following the Closing, the Representative, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, (a) that a Party or its Affiliates may, without the consent of any other Party, issue or cause publication of any such press release or public disclosure to the extent that such Party determines, after consultation with legal counsel, such action to be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange; provided, further, such Party shall, to the extent permitted by Law and practicable, provide the other Parties, reasonably in advance of such issuance or publication, drafts of any press release or public disclosure, and consider in good-faith the reasonable comments of the other Parties thereto; provided, further, however that prior written consent is not required if such press release or public statement is substantially consistent with prior public statements or press releases made in accordance with this Agreement. Nothing in this Section 9.6 will prevent any Party or any of its Affiliates that is a private equity or other investment fund from making customary non-public disclosures regarding the material terms of this Agreement to its investors or prospective investors who are subject to a confidentiality undertaking to such private equity or other investment fund.

Section 9.7 Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement and the Disclosure Schedules are inserted for convenience only and shall not affect in any way the meaning

72

or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words(including electronic media) in a visible form; (viii) references to any agreement or Contract are to that agreement or Contract as amended, modified, restated or supplemented from time to time in accordance with the terms thereof; (ix) references to any Person include the successors and permitted assigns of that Person; (x) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xi) the words “dollar”, “USD” or “$” shall mean U.S. dollars; (xii) the phrase “to the extent” means the degree to which a subject or other thing extends, and shall not mean “if”; and (xiii) the word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to documents being “provided”, “made available” or “delivered” shall mean that any such document was posted in the Data Room on or prior to 5:00 PM Eastern Time on the date of this Agreement. The Representative shall provide Parent with a hard disk copy of the Data Room no later than three (3) Business Days following the Closing Date.

Section 9.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The section numbers in the Disclosure Schedules correspond to section numbers in the Agreement; provided, however, that any information set forth in one section of the Disclosure Schedules shall be deemed to apply to each other section or subsection of the Agreement to which the relevance of such information is reasonably apparent on the face of such disclosure. The foregoing shall not be limited by statements that items from one section of the Disclosure Schedules are expressly incorporated by reference into or from another section of the Disclosure Schedules. The Disclosure Schedules are qualified in their entirety by reference to the Agreement and are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or obligations of the Company or any other Person. Nothing set forth in the Disclosure Schedules shall be deemed to broaden or otherwise amplify, or expand the scope of, the representations, warranties, covenants and agreements contained in the Agreement or to interpret the meaning of any of the representations, warranties, covenants or agreements set forth in the Agreement. The specification of any dollar amount or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, have had or would reasonably be expected to have a Material Adverse Effect, or that such item or other matter is required to be referred to in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of, or non-compliance with, any Contract, agreement or Law shall be construed as an admission or indication that such breach, violation or non-compliance exists, has actually occurred or will actually occur, an admission of any liability or obligation of any Group Company or any other Person with respect to any third Person, or an admission against the interest of the Group Companies or any other Person to any third Person. Neither the specification of any item or matter in any representation or warranty contained in the Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that

73

such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in the Agreement or included in the Disclosure Schedules is or is not in the ordinary course of business. Certain matters are listed in the Disclosure Schedules for informational purposes only and may not be required to be listed by the terms of the Agreement. Such additional matters do not necessarily include other matters of a similar nature. Headings have been inserted in the Disclosure Schedules for convenience of reference only and shall not affect in any way the construction or interpretation of the Disclosure Schedules or the Agreement. All descriptions of any document included in the Disclosure Schedules (a) are summary in nature, (b) do not purpose to be a complete statement of the material terms of such document, and (c) are qualified in their entirety by reference to (i) such document, (ii) any and all exhibits, schedules, annexes, riders, addendums and other documents and instruments attached to such document or otherwise referred to therein, and (iii) any other amendments, supplements and other modifications to such document, in each case to the extent provided or made available to Parent. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 5.5, Section 7.2, this Section 9.9, Section 9.11, Section 9.19 and Section 9.20 and Article 8 (and any related definitions to the foregoing provisions), nothing in this Agreement or in any Ancillary Document (except as may be expressly set forth in any such Ancillary Document), express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement or any such Ancillary Document; provided the Lenders and Lender Related Persons are intended third-party beneficiaries of, and may enforce, the Lender Protective Provisions and no amendment or modification of the Lender Protective Provisions or this Section 9.9 may be made without the prior written consent of the Lenders.

Section 9.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be valid, legal and enforceable under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner (including with respect to time and economic terms) in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Amendment. Prior to the Effective Time, subject to applicable Law (including the DGCL) and Section 9.12, this Agreement may be amended or modified or supplemented only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company. After the Effective Time, subject to applicable Law (including the DGCL), this Agreement may be amended or modified or supplemented only by written agreement executed and delivered by duly authorized officers of the Surviving Corporation and the Representative. This Agreement may not be modified or amended or supplemented except as provided in the immediately preceding two sentences and any purported amendment or modification or supplement by any Party or Parties effected in a manner which does not comply with this Section 9.11 shall be void ab initio. Notwithstanding anything to the contrary contained herein, the Lender Protective Provisions may not be amended, modified or supplemented in any manner that adversely affects any Financing or any Lender or Lender Related Person without the prior written consent of the Lenders.

74

Section 9.12 Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself and the Company Equityholders) may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Group Companies or Company Equityholders contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by or on behalf of the Company pursuant hereto or (iii) waive compliance by the Group Companies or any of their Affiliates with any of the agreements or conditions contained herein. Except as set forth in the preceding provisions of this Section 9.12, each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement executed and delivered by the Party against whom enforcement of any such provision so waived is sought. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to exercise, and any delay in exercising, any of such Party’s rights hereunder shall not constitute a waiver of such rights nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Notwithstanding anything to the contrary contained herein, the Lender Protective Provisions may not be waived in any manner that adversely affects any Financing or any Lender or Lender Related Person without the prior written consent of the Lenders.

Section 9.13 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts (including by electronic means), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by pdf shall be as effective as delivery of a manually executed and delivered counterpart to this Agreement.

Section 9.14 Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.

Section 9.15 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF IN ANY AGREEMENT PROCEEDING. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH AGREEMENT PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.16 Jurisdiction and Venue. Each of the Parties irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Delaware) for all Agreement Actions, (ii) agrees (without prejudice to the Purchase Price dispute resolution procedures expressly set forth in Section 2.7(c)) that all claims in respect of any such Agreement Actions may be heard and determined in any such court and (iii) agrees not to bring any Agreement Action in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Agreement Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Agreement Action may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in

75

the manner provided for the giving of notices in Section 9.3. Nothing in this Section 9.16, however, shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law. Each Party agrees that a final, non-appealable judgment in any Agreement Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by applicable Law.

Section 9.17 Remedies.

(a) Subject in all respects to the limitations set forth in this Agreement (including those set forth in Section 7.2(c) and this Section 9.17), any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, subject to Section 9.17(b), the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without proof of actual damages or inadequacy of legal remedy or posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity (other than on the grounds such remedy is sought in violation of the provisions of this this Section 9.17). If prior to the Closing the Company or the Representative initiates any Action to enforce this Agreement or the Transactions and the Company or the Representative is the prevailing Party in such dispute or proceeding, then Parent shall pay all reasonable costs and fees (including reasonable attorneys’ fees and expenses) of the Company and/or the Representative.

(b) Notwithstanding anything to the contrary in this Agreement or otherwise, it is explicitly agreed that the Company and the Representative shall be entitled to seek specific performance of Parent’s obligations to cause the Equity Financing to be funded and to cause Parent and Merger Sub to consummate the Transactions only in the event that (i) Parent is required to complete the Closing pursuant to Section 2.2, (ii) the Debt Financing has been funded in full in accordance with the terms and conditions of the Debt Financing Commitments or the Lenders have confirmed in writing that the full proceeds of the Debt Financing would be funded at the Closing in accordance with the terms and conditions of the Debt Financing Commitments if the Equity Financing is funded at the Closing, (iii) the Company and the Representative have confirmed in writing to Parent that if specific performance is granted and the Debt Financing is funded, then each of them are ready, willing able to consummate the Closing in accordance with the terms herein simultaneously with the draw-down of the Debt Financing, and (iv) Parent and Merger Sub fail to consummate the Closing within two (2) Business Days after delivery of such irrevocable written confirmation.

(c) While the Company may, subject in all respects to this Section 9.17(c), Section 7.2 and Section 9.19, pursue both a grant of specific performance in accordance with this Section 9.17, on the one hand, and the payment of either (x) the Termination Fee if, as, and when due pursuant to Section 7.2(b) (and the payment of any amounts pursuant to Section 5.13(e) subject to a maximum amount of $2,000,000) and Section 7.2(d) (subject to a maximum amount of $2,000,000), or (y) damages for Fraud prior to the valid termination of this Agreement, on the other hand, for the avoidance of doubt, and notwithstanding anything to the contrary herein or in any document or agreement contemplated hereby or otherwise, under no circumstances shall the Company, the Representative, or any of the foregoing’s Non-Party Affiliates or

76

any other Person, directly or indirectly, be permitted or entitled to receive (I) both a grant of specific performance resulting in the funding of the Equity Financing (whether under this Agreement or the Equity Commitment Letter) and/or the consummation of the Transactions or any other equitable relief, on the one hand, and payment of any monetary damages whatsoever or payment of the Termination Fee if, as, and when due pursuant to Section 7.2(b) (and the payment of any amounts pursuant to Section 5.13(e)) (subject to a maximum amount of $2,000,000) and Section 7.2(d) (subject to a maximum amount of $2,000,000), on the other hand or (II) both a payment of any monetary damages whatsoever on the one hand, and payment of the Termination Fee, if, as, and when due pursuant to Section 7.2(b) (and the payment of any amounts pursuant to Section 5.13(e)) (subject to a maximum amount of $2,000,000) and Section 7.2(d) (subject to a maximum amount of $2,000,000), on the other hand. In no event shall the Company, the Representative, or the respective Non-Party Affiliates of the foregoing be entitled to enforce or seek any of Parent or Merger Sub to enforce their, or their Affiliate’s, rights under the Debt Financing.

(d) Notwithstanding anything herein to the contrary, no Lender or Lender Related Persons shall have any liability for any obligations or liabilities of the parties hereto or for any action, cause of action, claim, cross-claim or third-party claim of any kind or description whether in law or in equity, whether in tort, contract or otherwise, based on, in respect of, or by reason of, the transactions contemplated hereby or by the commitments of such Lender or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In no event shall the Company, or any of its Non-Party Affiliates, (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Lender or Lender Related Persons in connection with this Agreement or (ii) seek to enforce the commitments against, make any claims for breach of the commitments of such Lender against, or seek to recover monetary damages from, or otherwise sue, such Lender or Lender Related Persons in connection with this Agreement or the commitments of such Lender or Lender Related Persons or the obligations of such Lender thereunder. Nothing in this Section 9.17(d) shall affect the rights of Parent under the Debt Financing Commitments and the Financing agreements. In furtherance of, and not in limitation of anything contained in this Section 9.17, in no event shall, prior to Closing, the Company, its Affiliates, or any of their respective Non-Party Affiliates, be entitled to an injunction, specific performance, or any other equitable remedy to enforce or seek to enforce Parent’s or its respective Affiliate’s obligation to enforce specifically their respective rights under the Debt Financing Commitments.

Section 9.18 Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.19 Non-Recourse. Each Party, for itself and on behalf of its Non-Party Affiliates, by its acceptance of the benefits of this Agreement, covenants, acknowledges and agrees that, notwithstanding anything contained in this Agreement, any Ancillary Document, or any document, certificate, or instrument delivered in connection herewith or otherwise, to the contrary, any and all Actions, claims, rights or causes of action it may have based upon, arising out of, relating to, or in connection with (a) this Agreement or any Ancillary Document, (b) the negotiation, execution or performance of this Agreement or any Ancillary Document (including any representation or warranty made in or in connection with this Agreement or Agreement or the Disclosure Schedules or Exhibits hereto or any Ancillary Document), (c) any breach or violation of this Agreement or any Ancillary Agreement (whether such breach is intentional, unintentional, willful, or otherwise), (d) the failure of the Transactions to be consummated and (e) relating to the operation of the Group Companies and their respective businesses, in each case, may be made only against (and are solely those of) the entities that are expressly identified as Parties hereto, as applicable (other than claims in connection with the R&W Insurance Policy) and then only with respect to the specific obligations set forth herein or therein. Furthermore, without limiting the generality of the preceding sentence, each Party acknowledges and agrees, on behalf of itself and its Non-Party Affiliates, that no recourse under this Agreement or any Ancillary Document, or in connection with the Transactions, or in connection with the failure of the Transactions to be consummated, or in respect of any representation made or alleged to be

77

made in connection herewith or therewith, whether in equity or at law, in contract, in tort, or otherwise (including, for the avoidance of doubt, monetary damages for Fraud, or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance), shall be sought or had against any other Person and no other Person shall have any Liabilities or obligations (whether in contract or in tort, in law, or in equity, or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership, or limited liability company veil, or any other theory or doctrine) for, any Liabilities of any nature whatsoever arising under, out of, in connection with, or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or Liabilities whatsoever shall attach to, be imposed on, or otherwise be incurred by an Affiliate of any Party hereto or any past, present or future director, officer, employee, incorporator, member, partner (limited or general), stockholder, equity holder, controlling person, manger, lender (including the Lender and the Lender Related Persons), financing source, agent, attorney or representative of any named Party to this Agreement or any Ancillary Document or any of their respective Affiliates (collectively, together which each such Person’s assignees, successors and assigns, the “Non-Party Affiliates”), in each case of the foregoing Persons, through Parent, Merger Sub, the Company, or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership, or limited liability company veil, by or through a claim, by or on behalf of any party hereto, as applicable, by the enforcement of any assessment or by any legal or equitable Actions, by virtue of any Law, or otherwise, except for (i) claims against any Person that is a party to, and solely pursuant to the terms and conditions of, as applicable, this Agreement or any of the Ancillary Documents to which such Person is a party, (ii) claims for Fraud, and (iii) claims Parent may assert against the Lenders pursuant to the terms and conditions of the Debt Financing Commitments. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 9.19.

Section 9.20 Waiver of Conflicts. Recognizing that Gibson, Dunn & Crutcher LLP has acted as legal counsel to the Representative and its Affiliates and the Group Companies prior to the Closing, and that Gibson, Dunn & Crutcher LLP intends to act as legal counsel to the Representative and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates (whether an Affiliate as of the date hereof or at a future date) to waive, any conflicts that may arise in connection with Gibson, Dunn & Crutcher LLP representing the Representative and/or its Affiliates (or any of the other Company Stockholders) after the Closing as such representation may relate to the Transactions. In addition, all communications involving attorney-client confidences between the Representative, its Affiliates or any Group Company and Gibson, Dunn & Crutcher LLP in the course of the negotiation, documentation and consummation of the Transactions and solely relating to the Transactions (“Privileged Deal Communications”) shall be deemed to be attorney-client confidences that belong solely to the Representative and its Affiliates (and not the Group Companies). Accordingly, from and after the Closing, the Group Companies shall not, without the Representative’s prior written consent, have access to any Privileged Deal Communications, or to the files of Gibson, Dunn & Crutcher LLP relating solely to Privileged Deal Communications. Without limiting the generality of the foregoing, upon and after the Closing, subject to the following sentence, (i) the Representative and its Affiliates (and not the Group Companies) shall be the sole holders of all Privileged Deal Communications, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Gibson, Dunn & Crutcher LLP in respect of such engagement constitute property of the client, only the Representative and its Affiliates (and not the Group Companies) shall hold such property rights and (iii) Gibson, Dunn & Crutcher LLP shall have no duty whatsoever to reveal or disclose any such Privileged Deal Communications or files to any of the Group Companies by reason of any attorney-client relationship between Gibson, Dunn & Crutcher LLP and any of the Group Companies or otherwise. Parent and Merger Sub agree that it will not, and that it will cause the Group Companies not to, (x) access or use the Privileged Deal Communications, (y) seek to have any Group Company waive the attorney-client privilege or any other privilege, or otherwise assert that Parent, Merger Sub or any Group Company has the right to waive the attorney-client privilege or other privilege

78

applicable to the Privileged Deal Communications, or (z) seek to obtain the Privileged Deal Communications from any Group Company or its Affiliates, or Gibson, Dunn & Crutcher LLP. Notwithstanding the foregoing, in the event that a dispute arises between Parent or any of the Group Companies, on the one hand, and a third party, on the other hand (other than any of its Affiliates or their respective Representative), Parent or such Group Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party and if requested by Parent, the Representative shall assert such privilege; provided, however, that none of Parent or the Group Companies may waive such privilege without the prior written consent of the Representative. In the event that Parent or any of the Group Companies is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Parent shall immediately (and, in any event, within two (2) Business Days) notify the Representative in writing (including by making specific reference to this Section) so that the Representative can seek (at its expense) a protective order and Parent agrees to use all commercially reasonable efforts to assist therewith. Notwithstanding anything to the contrary in this Section 9.20, the Representative hereby consents to Gibson Dunn representing Parent and its Affiliates in connection with the matters set forth on Schedule 9.20 and acknowledges and agrees that all communications with respect thereto, including Privileged Deal Communications will belong to the Group Companies and their respective Affiliates. *    *    *    *    *

79

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

MIDOCEAN HUNTER HOLDINGS, INC.

By: /s/ John Alexander
Name: John Alexander
Title: President and Chief Executive Officer

THE AMES COMPANIES, INC.

By: /s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Vice President

AMES HUNTER HOLDINGS CORPORATION

By: /s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Vice President and Secretary

MIDOCEAN PARTNERS III-D, L.P.

(solely in its capacity as the Representative)

By:	MidOcean Associates, SPC

for and on behalf of its Segregated Portfolio,

MidOcean Partners Segregated Portfolio III

By: /s/ Frank Schiff
Name: Frank Schiff
Title: Managing Director